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Exhibit 10.35

KAISHA BUNKATSU

AND

STOCK PURCHASE AGREEMENT

July 25, 2002

among

BAXTER HOLDINGS LIMITED

and

BAXTER LIMITED

and

EDWARDS LIFESCIENCES LIMITED

and

EDWARDS LIFESCIENCES AG

i

	ARTICLE VII TERMINATION OF OPTION AGREEMENT AND TK AGREEMENT
7.1	Termination of Option Agreement	24
7.2	Termination of the TK Agreement	24
	ARTICLE VIII TERMINATION OF AGREEMENT
8.1	Termination of Agreement	24
8.2	Effect of Termination	25
8.3	Impossibility to consummate the transactions contemplated hereby	25
	ARTICLE IX EMPLOYEES AND EMPLOYEE BENEFIT MATTERS
9.1	Employment of Transferred Employees	25
9.2	Terminations/Layoff/Severance	26
9.3	Employee Benefit Plans	26
9.4	Transfer of Account Balances and Accrued Benefits	26
9.5	Stock Purchase Plans	26
9.6	Workers' Compensation	27
9.7	Vacation Pay Policy	27
9.8	Information to be Provided to BKK and ELL	27
9.9	Transfer of Employee Files	27
9.10	Employment Solicitation	27
	ARTICLE X INSURANCE MATTERS
10.1	Insurance Prior to the Bunkatsu Date	27
10.2	Ownership of Existing Policies and Programs	28
10.3	Procurement of Insurance for ELL	28
10.4	Acquisition and Maintenance of ELL's Insurance Policies and Programs after Bunkatsu Date	28
10.5	ELL Directors' and Officers' Insurance	28
10.6	Pre-Bunkatsu Date Insurance Claims Administration	29
10.7	Post-Bunkatsu Date Insurance Claims Administration	29
10.8	Non-Waiver of Rights to Coverage	30
10.9	Scope of Affected Policies of Insurance	30
	ARTICLE XI INDEMNIFICATION
11.1	Indemnification by ELL	30
11.2	Indemnification by BKK	31
11.3	Applicability of and Limitation on Indemnification	31
11.4	Adjustment of Indemnifiable Losses	32
11.5	Procedures for Indemnification of Third Party Claims	32
11.6	Procedures for Indemnification of Direct Claims	33
11.7	Remedies Cumulative	34
	ARTICLE XII DISPUTE RESOLUTION
12.1	General	34

12.2	Escalation	34
12.3	Arbitration	34
12.4	Procedures	35
12.5	Injunctive Relief	35
	ARTICLE XIII INTELLECTUAL PROPERTY
13.1	Grant of License	35
13.2	Use by ELL of Baxter Parties' Trademarks	36
	ARTICLE XIV GENERAL PROVISIONS
14.1	Notices	37
14.2	Successors and Assigns	37
14.3	Access to Records after Closing	38
14.4	Entire Agreement; Amendments	38
14.5	Interpretation	38
14.6	Waivers	38
14.7	Expenses	38
14.8	Partial Invalidity	38
14.9	Execution in Counterparts	39
14.10	Choice of Law and Forum	39
14.11	Survival of Obligations	39
14.12	Confidentiality	39
14.13	Non-waiver of Claims	39
14.14	Currency	39

EXHIBITS

A	Description of Japanese Edwards Business
B	Description of IV Business
C	Bunkatsu Agreement
D	Transition Services Agreement
E	Miyazaki Services Agreement
F	Miyazaki Plant Lease Agreement
G	Memorandum of Understanding for Sales Office Arrangements
H	Option Termination Agreement
I	Agreement on Surviving Clauses of the Option Agreement
J	TK Termination Agreement
K	Baxter World Trade Guaranty
SCHEDULES
1.1	Agreed Accounting Policies and Allocation Methodology
2.1(iv)	Governmental Permits
2.1(v)	Real Estate Leases
	•	Addendum 2.1(v)-A	Individual Employee Housing and Individual Parking Contracts List
2.1(vi)	Machinery, Equipment and Personal Property
	•	Addendum 2.1(vi)-A	Miyazaki Plant Assets
	•	Addendum 2.1(vi)-B	General & Sales Office Assets
	•	Addendum 2.1(vi)-C	Inventory Product Categories
	•	Addendum 2.1(vi)-D	Assets Leased to Third Parties

	•	Addendum 2.1(vi)-E	TDC Transferred Assets
	•	Addendum 2.1(vi)-F	TSC Transferred Assets
2.1(vii)	Contracts
	•	Addendum 2.1(vii)-A	Exclusive Dealer Contracts
	•	Addendum 2.1(vii)-B	Exclusive Non-dealer Contracts
2.1(xiv)	Transferred Assets
2.3	Facilities
3.1(b)	Third Party Consents, Approvals and Waivers
4.4(a)(ii)	Opening Balance Sheet
5.1(iv)	Shared Agreements
	•	Addendum 5.1(iv)-A	Allocation of Individual Cars Subject to GE Fleet and Toyopet Lease Agreements
5.1(v)	Retained Business Liabilities
5.1(vii)	Pending Orders and Actions
6.1(iii)	Capital Expenditure Changes
6.4(iii)	Sales Office Plans
9.4	Actuarial Methodology
13.1	Intellectual Property
14.7	Spinoff Expenses

KAISHA BUNKATSU AND STOCK PURCHASE AGREEMENT

        THIS KAISHA BUNKATSU AND STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 25, 2002, entered into by and among Baxter Limited, a Japanese kabushiki kaisha ("BKK"); Baxter Holdings Limited, a Japanese yugen kaisha ("BHL"; collectively with BKK, the "Baxter Parties"); Edwards Lifesciences Limited, a Japanese kabushiki kaisha ("ELL"); and Edwards Lifesciences AG, a Swiss aktiengesellschaft ("Edwards AG") ("Edwards AG"; collectively with ELL, the "Edwards Parties").

        WHEREAS, BKK currently conducts all of the business of the Cardiovascular Group in Japan, as more specifically described in Exhibit A hereto (the "Japanese Edwards Business");

        WHEREAS, BKK and ELL have entered into that certain Bunkatsu Agreement (as defined herein) as of July 25, 2002;

        WHEREAS, the parties hereto desire to set out the details necessary or desirable for the implementation of the transfer of the Japanese Edwards Business from BKK to ELL in accordance with the Bunkatsu Agreement governed by the Kaisha Bunkatsu Procedure of the Japanese Commercial Code (as such term is defined herein); and

        WHEREAS, the parties hereto desire to set out the terms and conditions for BHL's sale to Edwards AG of certain common stock of ELL issued to BHL in connection with the Kaisha Bunkatsu of the Japanese Edwards Business.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions.

        For all purposes of this Agreement, except as otherwise expressly provided,

          (a)  the terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular;

          (b)  all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

          (c)  pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

          (d)  the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

          (e)  the use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter;

          (f)    any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement; and

          (g)  as used in this Agreement and the Exhibits, Schedules or certificates delivered pursuant to this Agreement, the following definitions shall apply:

          "Accounting Firm" means an international accounting firm acceptable to both BKK and ELL that is not the financial auditor of either BKK or ELL.

          "Action" means any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any Governmental Body or other regulatory or administrative entity, agency or commission or any arbitration tribunal.

          "Adjustment" has the meaning specified in Section 4.4.

          "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "Agreed Accounting Policies and Allocation Methodology" means Japanese generally accepted accounting principles consistently applied; provided that, with respect to any matter as to which there is more than one Japanese generally accepted accounting principle, Agreed Accounting Policies and Allocation Methodology means the generally accepted accounting principles applied in the preparation of the March 31, 2000 balance sheet of the Japanese Edwards Business as attached as Exhibit D to the Option Agreement; provided further that, notwithstanding the foregoing, Agreed Accounting Policies and Allocation Methodology shall include the accounting policies and be subject to the allocation methodology and direct accounts described in Schedule 1.l; and provided further that, for purposes of the Agreed Accounting Policies and Allocation Methodology, no known adjustments for items or matters, regardless of the amount thereof, shall be deemed to be immaterial.

          "Agreed Interest Rate" means, for any date, the sum of (i) the average rate at which overnight deposits in Yen are offered to prime banks in the Tokyo interbank market, as determined by reference to a mutually agreed-upon source, plus (ii) 2.00%.

          "Agreement on Surviving Clauses of the Option Agreement" has the meaning specified in Section 7.1.

          "Baxter" means Baxter International Inc., a Delaware corporation.

          "Baxter Creditors" means the creditors (saikensha) of BKK to whom notice is required to be sent in accordance with the Kaisha Bunkatsu Procedure of the Japanese Commercial Code and applicable laws (including but not limited to all creditors of the Japanese Edwards Business and the Retained Business). Notwithstanding the foregoing, any plaintiff involved in any Action relating to the pending litigation described on Schedule 5.1(viii) shall be excluded from the definition of "Baxter Creditors", at the risk of BKK, due to BKK's decision to not send individual notices of the Kaisha Bunkatsu to such plaintiffs but to instead receive a written agreement from a representative of such plaintiffs to the effect that the plaintiffs will not claim invalidity of the Kaisha Bunkatsu due to the non-delivery by BKK of such notices, in an effort to protect the level of privacy granted to such plaintiffs in connection with the ensuing litigation. The preceding sentence shall in no way be interpreted as an agreement or acknowledgement by any Edwards Party that BKK's chosen method of notifying such plaintiffs satisfies the prescribed requirements for notification of creditors as provided by the Kaisha Bunkatsu Procedure of the Japanese Commercial Code.

          "Baxter Insurance Policies" has the meaning specified in Section 10.2.

          "Baxter Marks" has the meaning specified in Section 13.2.

          "Baxter Plans" has the meaning specified in Section 9.3.

          "Baxter World Trade Guaranty" has the meaning specified in Section 3.3.

          "BHL" has the meaning specified in the first paragraph of this Agreement.

          "BKK" has the meaning specified in the first paragraph of this Agreement.

          "BKK Employee" means any employee of BKK who is not an employee of the Japanese Edwards Business or a Transferred Employee.

          "BKK Group Member" means BKK and its Affiliates and their respective successors, assigns, directors, officers, employees and agents.

          "BKK Pension Plan" has the meaning specified in Section 9.4.

          "Bunkatsu Agreement" means the bunkatsu agreement (bunkatsu keiyakusho) having been entered into by and between BKK and ELL as attached hereto as Exhibit C.

          "Bunkatsu Assets" has the meaning specified in Section 2.1.

          "Bunkatsu Date" means October 1, 2002, or such other business day agreed to in writing by BKK and ELL as the date on which the Kaisha Bunkatsu is to occur.

          "Bunkatsu Liabilities" has the meaning specified in Section 2.3.

          "Closing" has the meaning specified in Section 4.2.

          "Closing Agreed Adjustments" has the meaning specified in Section 4.4(b)(iv).

          "Closing Date" has the meaning specified in Section 4.2.

          "Closing Date Balance Sheet" means the balance sheet established pursuant to the provisions of Section 4.4(b)(iii).

          "Closing Date Net Worth" has the meaning specified in Section 4.4(b)(i).

          "Common Stock" has the meaning specified in Section 3.2(c)d.

          "Contracts" means any and all contracts, agreements, arrangements, leases (other than Real Estate Leases), manufacturers' warranties, memoranda, understandings and offers open for acceptance of any nature, whether written or oral.

          "Edwards AG" has the meaning specified in the first paragraph of this Agreement.

          "Edwards Creditors" means the creditors (saikensha) of ELL to whom notice is required to be sent in accordance with the Kaisha Bunkatsu Procedure of the Japanese Commercial Code and applicable law.

          "Edwards Plans" has the meaning specified in Section 9.3(b).

          "Edwards Products" means the products referred to in Exhibit A together with any additional products manufactured, imported or distributed by the Japanese Edwards Business.

          "Edwards YK" means Edwards Lifesciences Finance Limited, a Japanese yugen kaisha.

          "ELL" has the meaning specified in the first paragraph of this Agreement.

          "ELL Group Member" means ELL and its Affiliates and their respective successors, assigns, directors, officers, employees and agents.

          "ELL Pension Plan" has the meaning specified in Section 9.3(b).

          "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind.

          "EPF" has the meaning specified in Section 9.3(b).

          "Escalation Notice" has the meaning specified in Section 12.2.

          "Excluded Assets" has the meaning specified in Section 2.2.

          "Excluded Liabilities" has the meaning specified in Section 2.4.

          "Expense" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

          "Governmental Body" means any Japanese, national, foreign, federal, state, local or other governmental authority or regulatory body.

          "Governmental Permits" means all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body.

          "Headquarter Building" means the office building located at 4, Rokubancho, Chiyoda-ku, Tokyo 102-8469.

          "Indemnified Party" shall have the meaning specified in Section 11.4.

          "Indemnifying Party" shall have the meaning specified in Section 11.4.

          "Indemnity Payment" shall have the meaning specified in Section 11.4.

          "Insurance Amount" has the meaning specified in Section 10.5.

          "Insurance Charges" has the meaning specified in Section 10.7.

          "Intellectual Property" means (a) copyrights, both registered and unregistered, along with the registrations and applications to register any such copyrights, (b) patents and applications for patents, including any continuations, continuations-in-part, re-examinations, patents by addition, supplemental protection certificates, patent term extensions, divisions, renewals, reissues and extensions thereof, (c) trademarks, service marks, trade names and service names, whether registered or unregistered, including all common law rights in and all goodwill associated with the foregoing, and all registrations and pending applications to register the foregoing, (d) business and non-technical information, (e) non-patented or non-patentable technical information, inventions, processes and formulations, and (f) discoveries, trade secrets, know-how and technical data.

          "IV Business" has the meaning specified in Exhibit B hereto.

          "Japan Distribution Agreement" means the Japan Distribution Agreement dated as of April 1, 2000 between BKK and Edwards Lifesciences LLC.

          "Japanese Edwards Business" has the meaning specified in the first recital of this Agreement and shall include all activities conducted by BKK pursuant to the Japan Distribution Agreement.

          "Kaisha Bunkatsu" means the kaisha bunkatsu of the Japanese Edwards Business to be carried out in accordance with the Bunkatsu Agreement, this Agreement and the Kaisha Bunkatsu Procedure of the Japanese Commercial Code.

          "Kaisha Bunkatsu Procedure of the Japanese Commercial Code" means the provisions of the Commercial Code of Japan (Chapter 2.4 Section 6.3, Articles 374-16 through 374-31) governing the kaisha bunkatsu process and any rules and regulations promulgated in connection thereof.

          "Liability" means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Body or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          "License" has the meaning specified in Section 13.1(a).

          "Licensed Intellectual Property" has the meaning specified in Section 13.1(a).

          "Loss" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

          "Miyazaki Plant Lease Agreement" has the meaning specified in Section 6.4(i).

          "Miyazaki Services Agreement" has the meaning specified in Section 6.3.

          "New Edwards Business Employee" means any Transferred Employee who was not an employee of the Japanese Edwards Business prior to the Kaisha Bunkatsu.

          "Option Agreement" means that certain Option Agreement dated March 31, 2000 between BKK and ELL.

          "Option Termination Agreement" has the meaning specified in Section 7.1.

          "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or any arbitrator.

          "Permitted Encumbrances" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value or materially impair the existing use of the property affected by such lien or imperfection.

          "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, any other entity or Governmental Body.

          "Pre-Bunkatsu Date Claims Administration" has the meaning specified in Section 10.6.

          "Preliminary Closing Date Balance Sheet" has the meaning specified in Section 4.4(b)(ii).

          "Purchase Price" has the meaning specified in Section 4.1.

          "Real Estate Leases" has the meaning specified in Section 2.1(v).

          "Retained Business" means all businesses of BKK other than the Japanese Edwards Business.

          "Shared Agreements" has the meaning specified in Section 6.8.

          "Software" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

          "Stock Purchase" has the meaning specified in Section 4.1.

          "Subsidiary" means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization which is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

          "Tax" means any net income, alternative or add-on minimum, gross income, gross receipts, consumption, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

          "Third Party Claim" has the meaning specified in Section 11.5.

          "TK Agreement" means the Tokumei Kumiai Agreement dated April 1, 2000, between BKK and Edwards YK, including any and all amendments thereto.

          "TK Termination Agreement" has the meaning specified in Section 7.2.

          "Tokumei Kumiai Capital Contribution" means the Capital Contribution as defined in the TK Agreement.

          "Tokyo Distribution Center" means the distribution center located at the Daito Corporation Ohi Butsuryu Center, 4-8-10 Tokai, Ota-ku, Tokyo, Japan.

          "Transferred Accrued Benefits" has the meaning specified in Section 9.4.

          "Transferred Employees" means the employees being transferred to ELL on the Bunkatsu Date as identified on the list specified in Section 9.1, and any other employees agreed upon in writing by and between BKK and ELL, after the date hereof, to be transferred to ELL.

          "Transition Services Agreement" has the meaning specified in Section 6.3.

          "TSC Employee" means any employee working at the technical service center of the Tokyo Distribution Center or the technical service center of any sales office who became an employee of the Japanese Edwards Business as of June 1, 2002 and is included as a Transferred Employee.

ARTICLE II
BUNKATSU ASSETS AND BUNKATSU LIABILITIES

        2.1    Japanese Edwards Business and Bunkatsu Assets.    Upon the terms and subject to the conditions of this Agreement and the Bunkatsu Agreement, and in accordance with the terms of the Kaisha Bunkatsu Procedure of the Japan Commercial Code, on the Bunkatsu Date, BKK shall transfer, assign, convey and deliver to ELL, on a going concern basis, all of BKK's right, title and interest in and under the Japanese Edwards Business and all of the assets and properties of BKK of every kind and description, wherever located, real, personal or mixed, tangible or intangible, relating exclusively to the Japanese Edwards Business as the same shall exist on the Bunkatsu Date (collectively, the "Bunkatsu Assets"), including, without limitation, all right, title and interest of BKK in, to and under:

            (i)  all notes, accounts and other receivables generated by the Japanese Edwards Business;

          (ii)  all prepayments (including security deposits) relating exclusively to the Japanese Edwards Business;

          (iii)  all raw materials, supplies, works-in-process, spare parts and other materials relating exclusively to the Japanese Edwards Business, other than items of inventory relating to products to be supplied by BKK to ELL, if any, after the Bunkatsu Date under a Transition Services Agreement entered into pursuant to Section 6.3;

          (iv)  all Governmental Permits, including but not limited to all product registrations (shonin), that relate exclusively to the Japanese Edwards Business, as listed or described in Schedule 2.1(iv), excluding business licenses (kyoka);

          (v)  the real estate leases and leasehold improvements that relate exclusively to the Japanese Edwards Business as listed or described in Schedule 2.1(v) (the "Real Estate Leases");

          (vi)  all machinery, equipment, vehicles, furniture and other personal property that relate exclusively to the Japanese Edwards Business, as listed or described in Schedule 2.1(vi);

        (vii)  all Contracts that relate exclusively to the Japanese Edwards Business, including, but not limited to, the Contracts listed or described in Schedule 2.1(vii);

        (viii)  all trade secrets and other proprietary or confidential information used exclusively in connection with the Japanese Edwards Business;

          (ix)  all (x) Software that relates exclusively to the Japanese Edwards Business, (y) PC-based Software located on hardware included in the assets of the Japanese Edwards Business and (z) Contracts related to the aforementioned Software;

          (x)  all of BKK's rights, claims or causes of action against third parties relating exclusively to the Japanese Edwards Business;

          (xi)  all books and records (including all data and other information stored on discs, tapes or other media) of BKK relating exclusively to the Japanese Edwards Business, including but not limited to all such books and records stored at the Nittsu document facility; provided, that, all books and records required to be maintained by BKK under the Kaisha Bunkatsu Procedure of the Japanese Commercial Code or other provisions of Japanese law shall be maintained by BKK and copies of any such documents shall be included in Bunkatsu Assets and transferred to ELL in accordance with the terms and provisions contained herein;

        (xii)  all office supplies, production supplies, purchase orders, forms, labels, shipping material, art work, catalogues, sales brochures, operating manuals and advertising and promotional material and all other printed or written material that relate exclusively to the Japanese Edwards Business;

        (xiii)  BKK's interest in and to all telephone, telex and facsimile numbers, domain names and other directory listings utilized exclusively in connection with the Japanese Edwards Business;

        (xiv)  the Transferred Accrued Benefits, as defined in Section 9.4; and

        (xv)  all other assets, tangible or intangible, including all goodwill and all deposits or other security from customers of the Japanese Edwards Business, that are exclusive to the operations of, or otherwise relate exclusively to, the Japanese Edwards Business, including but not limited to those assets listed on Schedule 2.1(xiv); provided, however, that the Japanese Edwards Business shall not include any assets listed in Schedules 2.1(iv), 2.1(v), 2.1(vi) or 2.1(vii) that are disposed of or converted into cash after the date hereof.

        2.2    Excluded Assets.    Notwithstanding the provisions of Section 2.1, the Japanese Edwards Business shall not include the following (the "Excluded Assets"):

            (i)  all cash, bank deposits and cash equivalents, except for (i) all deposits or other security from customers of the Japanese Edwards Business, (ii) deposits securing bonds, letters of credit, leases and all other obligations related exclusively to the Japanese Edwards Business and (iii) petty cash and impressed funds related exclusively to the Japanese Edwards Business;

          (ii)  the name "Baxter" or any related or similar trade names, trademarks, service marks or logos to the extent the same incorporate the name "Baxter" or any variation thereof; provided, however, that ELL shall have the right to the Baxter Marks on the labels of Edwards Products as provided in Section 13.2 herein;

          (iii)  BKK's rights, claims or causes of action against third parties relating to the Japanese Edwards Business which may arise in connection with the discharge by BKK of the Excluded Liabilities;

          (iv)  all contracts of insurance;

          (v)  all corporate minute books, stock transfer books, the corporate seal and all hanko of BKK;

          (vi)  any right, title or interest of BKK in any tax refund, credit or benefit (including any income with respect thereto) relating to the operations of the Japanese Edwards Business prior to the Bunkatsu Date;

        (vii)  all assets relating to all employee benefit plans of BKK, other than the Transferred Accrued Benefits and as provided in Article IX;

        (viii)  all real estate owned or leased by BKK at its Miyazaki plant and all leasehold improvements thereon; except as otherwise provided in that certain Miyazaki Plant Lease Agreement to be entered into between ELL and BKK in accordance with Section 6.4 hereof;

          (ix)  the IV Business;

          (x)  all business licenses, including import licenses and manufacturing licenses under the Pharmaceutical Affairs Law of Japan;

          (xi)  this Agreement, Transition Services Agreement, Miyazaki Services Agreement, TK Termination Agreement, Option Termination Agreement, Agreement on Surviving Clauses, Bunkatsu Agreement, Miyazaki Plant Lease Agreement, any Memorandum of Understanding entered into in connection with Section 6.4(iii) herein and any other agreement entered into by and between BKK and ELL (with BKK and ELL being the only parties to any such agreement) in connection with the transactions contemplated hereby; and

        (xii)  all other assets, properties and rights of BKK not used exclusively in the conduct of the Japanese Edwards Business and not specifically included in the Bunkatsu Assets or Bunkatsu Agreement.

        2.3    Bunkatsu Liabilities.    On the Bunkatsu Date, ELL shall assume and agree to discharge, in accordance with their respective terms and subject to the respective conditions thereof, all contractual and other Liabilities of BKK arising out of or related to the Japanese Edwards Business, and/or any of the past or present facilities of BKK during the period any such facilities were used primarily in connection with the Japanese Edwards Business, as such facilities and specified time periods are set forth on Schedule 2.3 attached hereto, including, without limitation:

            (i)  All Liabilities in respect of Taxes except (i) income Taxes arising from the operation of the Japanese Edwards Business prior to the Bunkatsu Date; and (ii) Taxes arising in connection with any income or capital gains recognized by any Baxter Party in connection with the Kaisha Bunkatsu, or sale of Common Stock;

          (ii)  All accounts payable and accrued liabilities of the Japanese Edwards Business;

          (iii)  All Liabilities of BKK under the Contracts and Real Estate Leases included in the Bunkatsu Assets;

          (iv)  Liabilities of BKK under the TK Agreement as provided by the TK Termination Agreement;

          (v)  All warranty, performance and similar obligations entered into or made prior to the Bunkatsu Date with respect to the products or services of the Japanese Edwards Business;

          (vi)  All Liabilities related to any and all Actions asserting a violation of any law, rule or regulation related to or arising out of the operations of the Japanese Edwards Business, whether before or after the Bunkatsu Date;

        (vii)  All Liabilities arising under any laws regarding the management, control and clean-up of hazardous materials (including off-site waste disposal liabilities) relating to or arising out of the operations of the Japanese Edwards Business, whether before or after the Bunkatsu Date, excluding any such Liabilities incurred in connection with facilities which were used primarily in connection with BKK's business other than the Japanese Edwards Business;

        (viii)  All Liabilities in connection with workers' compensation claims of past, current or prospective employees of the Japanese Edwards Business, whether incurred prior to, on or after the Bunkatsu Date;

          (ix)  All Liabilities relating to severance or termination of any Transferred Employees whether before or after the Bunkatsu Date;

          (x)  All BKK Pension Plan Liabilities associated with the Transferred Employees; and

          (xi)  All other Liabilities relating exclusively to the Japanese Edwards Business, whether existing on the Bunkatsu Date or arising at any time or from time to time after the Bunkatsu Date, and whether based on circumstances, events or actions arising before or after the Bunkatsu Date, whether or not such Liabilities shall have been disclosed herein, and whether or not reflected on the books and records of BKK; provided, however, that nothing contained in this Section 2.3 is intended to modify the terms of the TK Agreement.

All of the foregoing liabilities and obligations to be assumed by ELL hereunder (excluding any Excluded Liabilities) are referred to herein as the "Bunkatsu Liabilities."

        2.4    Excluded Liabilities.    ELL shall not assume or be obligated to pay, perform or otherwise discharge any Liability of BKK not expressly assumed by ELL pursuant to Section 2.3 (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities") and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Bunkatsu Liabilities for purposes of this Agreement:

            (i)  any Liabilities in respect of (i) income Taxes arising from the operation of the Japanese Edwards Business prior to the Bunkatsu Date; and (ii) Taxes arising in connection with any income or capital gains recognized by any Baxter Party in connection with the Kaisha Bunkatsu and sale of Common Stock;

          (ii)  any Liabilities, including but not limited to any Liabilities resulting from product liability claims or any other claims relating to the Retained Business, whether existing on the Bunkatsu Date or arising at any time or from time to time after the Bunkatsu Date, and whether based on circumstances, events or actions arising before or after the Bunkatsu Date, whether or not such Liabilities shall have been disclosed herein, and whether or not reflected on the books and records of BKK;

          (iii)  any Liabilities incurred as a result of any breach by BKK of any of its obligations hereunder, including but not limited to any Liabilities resulting from a failure to properly adhere to the requirements of the Kaisha Bunkatsu Procedure of the Japan Commercial Code and any Liabilities incurred as a result of failing to effectuate the Kaisha Bunkatsu on the Bunkatsu Date in accordance with the terms and conditions hereof and under the Bunkatsu Agreement (other than Liabilities caused by the action or inaction of ELL or any other Edwards Party); and

          (iv)  any other Liabilities or obligations in respect of any Excluded Assets; provided, however, that nothing contained in this Section 2.4 is intended to modify the terms of the TK Agreement.

ARTICLE III
KAISHA BUNKATSU OF THE JAPANESE EDWARDS BUSINESS

        3.1    The Kaisha Bunkatsu Process.

          (a)    General Commitment.    The Baxter Parties, on the one hand, and the Edwards Parties, on the other, hereby agree to take, or cause to be taken, any and all actions necessary to effect the transfer to ELL all of the right, title and interest in the Bunkatsu Assets, Bunkatsu Liabilities and Japanese Edwards Business, in accordance with the process set forth in this Article III.

          (b)    Securing of Government and Third Party Permits and Consents.    ELL and BKK shall use commercially reasonable efforts in order to obtain for ELL on or prior to the Bunkatsu Date, all Governmental Permits, including, but not limited to, approvals for transfers of all product registrations (shonin), listed in Schedule 2.1(iv), business licenses (kyoka) and all consents, approvals and waivers of any third party necessary in connection with the Kaisha Bunkatsu, listed in Schedule 3.1(b), in accordance with Section 3.2. ELL and BKK shall use their commercially reasonable efforts in order to obtain all Governmental Permits, consents, approvals and waivers of any third party, if any, necessary in connection with the purchase and sale of the Common Stock in accordance with Section 3.2(c).

        3.2    Kaisha Bunkatsu.    BKK shall transfer and assign to ELL the Bunkatsu Assets and Bunkatsu Liabilities of the Japanese Edwards Business by way of a Kaisha Bunkatsu in accordance with the terms and conditions herein.

          (a)    Compliance with Kaisha Bunkatsu Procedures.    In implementing such transfer and assignment, the parties hereto shall comply with the requirements of the Kaisha Bunkatsu Procedure of the Japanese Commercial Code and other applicable laws in connection with effectuating a valid Kaisha Bunkatsu. Such actions shall include but not be limited to:

              (i)  preparing and finalizing the Bunkatsu Agreement and all related agreements, documents and certificates related to the Bunkatsu Agreement in accordance with the time schedule agreed upon by the parties;

            (ii)  providing all employees to whom notice is required to be sent under the Kaisha Bunkatsu Procedure of the Japanese Commercial Code with adequate notice and consultation, as such notice and consultation methods shall be notified in advance to ELL;

            (iii)  holding all necessary shareholder and director meetings;

            (iv)  delivering proper notices by BKK to the Baxter Creditors and by ELL to the Edwards Creditors (each of BKK and ELL shall have the right to inspect the other party's list of creditors and form and substance of notices to be sent prior to delivery of any such notices);

            (v)  making available those documents as required by the Kaisha Bunkatsu Procedure of the Japanese Commercial Code in the respective head offices of ELL and BKK;

            (vi)  settling all claims of creditors and employees brought under the Kaisha Bunkatsu Procedure of the Japanese Commercial Code in accordance with the requirements of the Kaisha Bunkatsu Procedure of the Japanese Commercial Code; provided, that, no claims of creditors or employees against the Japanese Edwards Business shall be settled by BKK without the prior written consent of ELL, which consent shall not be unreasonably withheld;

          (vii)  using commercially reasonable efforts to obtain all Governmental Permits listed in Schedule 2.1(iv), and all consents, approvals and waivers of third parties, listed in Schedule 3.1(b); and

          (viii)  taking all other steps necessary or advisable in accordance with the requirements of the Kaisha Bunkatsu Procedure of the Japanese Commercial Code, Japanese labor laws and other applicable law, including but not limited to filing all necessary documents with the Legal Affairs Bureau on the Bunkatsu Date or the day after the Bunkatsu Date, if necessary, to properly register the Kaisha Bunkatsu.

          (b)    Bunkatsu Date.    The Kaisha Bunkatsu shall occur on the Bunkatsu Date, provided that the conditions set forth below in Section 3.3 have been satisfied or waived in writing.

          (c)    Issuance of Common Stock to BHL.    ELL shall issue 1,403,419 shares of its common stock (the "Common Stock") to BHL on the Bunkatsu Date. Concurrently with the issuance of the Common Stock: (i) ELL shall deliver to BHL certificates evidencing the Common Stock in a form to effect a legally valid transfer; (ii) BHL shall deliver to ELL a written receipt for the share certificates delivered by ELL; and (iii) ELL shall record BHL as a shareholder in the shareholder registry (kabunushi meibo) of ELL.

        3.3    Conditions Precedent to Consummation of Kaisha Bunkatsu.    The Kaisha Bunkatsu shall not be consummated unless the following conditions are met:

          (a)    Conditions to Obligations of ELL.    The obligations of ELL to effect the Kaisha Bunkatsu shall be subject to the following conditions, except to the extent waived in writing by ELL:

              (i)  Each of the representations and warranties of BKK and BHL contained in this Agreement (A) which are qualified by materiality shall be true and (B) which are not qualified by materiality shall be true in all material respects, in each case when made and as of the Bunkatsu Date, with the same effect as though such representations and warranties had been made on and as of the Bunkatsu Date (except representations and warranties that are made as of a specific date need be true or true in all material respects, as the case may be, only as of such date);

            (ii)  Each of the covenants and agreements of BKK and BHL in this Agreement and the Schedules hereto to be performed on or prior to the Bunkatsu Date (A) which are qualified by materiality, shall have been duly performed and (B) which are not qualified by materiality, shall have been duly performed in all material respects;

            (iii)  Each applicable Baxter Party shall have taken all actions required to be taken by it to effect the Kaisha Bunkatsu in accordance with the Kaisha Bunkatsu Procedure of the Japanese Commercial Code and as set forth in the Bunkatsu Agreement and applicable law;

            (iv)  There has not been any material adverse change in the condition (financial or otherwise), assets, liabilities or business of the Japanese Edwards Business through the Bunkatsu Date; provided that general economic changes and/or changes affecting generally an industry in which the Japanese Edwards Business operates shall not be deemed to result in a material adverse change for purposes hereof unless any such change or changes disproportionately affect the Japanese Edwards Business;

            (v)  The TK Termination Agreement is duly executed and delivered by BKK and the Tokumei Kumiai Capital Contribution referred to in Section 7.2 is returned to Edwards YK or an Affiliate thereof;

            (vi)  The Option Termination Agreement and Agreement on Surviving Clauses of the Option Agreement are duly executed and delivered by BKK;

          (vii)  BKK shall have taken the actions required by it to file the necessary joint notice application regarding the Kaisha Bunkatsu with the Fair Trade Commission of Japan and the prescribed waiting period shall have elapsed;

          (viii)  There are no material statutory, regulatory or judicial prohibitions to the consummation of the transactions contemplated hereby;

            (ix)  The transfer of all material Japanese import approvals and product registrations (shonin) for the Edwards Products from BKK to ELL shall have been completed; and

            (x)  Baxter World Trade Corporation, a Delaware corporation, shall have executed and delivered a guaranty (the "Baxter World Trade Guaranty") in form and substance substantially as set forth in Exhibit K.

Notwithstanding anything to the contrary contained herein, the obligations of ELL to effect the Kaisha Bunkatsu shall not be subject to any action or inaction taken by BKK in connection with delivery or non-delivery of notice of the Kaisha Bunkatsu to any plaintiff involved in any Action relating to the pending litigation described on Schedule 5.1(vii), including any refusal by BKK to provide information to any Edwards Party with respect to BKK's actions in connection thereto. For the avoidance of doubt, the parties agree that nothing contained in the preceding sentence shall effect the indemnity obligations of BKK and BHL in Section 11.2(e) herein.

          (b)    Conditions to Obligations of BKK.    The obligations of BKK to effect the Kaisha Bunkatsu shall be subject to the following conditions, except to the extent waived in writing by BKK:

              (i)  Each of the representations and warranties of ELL and Edwards AG contained in this Agreement (A) which are qualified by materiality, shall be true and (B) which are not qualified by materiality, shall be true in all material respects when made and as of the Bunkatsu Date, with the same effect as though such representations and warranties had been made on and as of the Bunkatsu Date (except representations and warranties that are made as of a specific date need be true or true in all material respects, as the case may be, only as of such date);

            (ii)  Each of the covenants and agreements of ELL and Edwards AG in this Agreement and the Schedules hereto to be performed on or prior to the Bunkatsu Date (A) which are qualified by materiality, shall have been duly performed and (B) which are not qualified by materiality, shall have been duly performed in all material respects;

            (iii)  Each applicable Edwards Party shall have taken all material actions required to be taken by it to effect the Kaisha Bunkatsu in accordance with the Bunkatsu Procedure of the Japanese Commercial Code and as set forth in the Bunkatsu Agreement and applicable law;

            (iv)  The TK Termination Agreement is duly executed and delivered by Edwards YK;

            (v)  The Option Termination Agreement and Agreement on Surviving Clauses of the Option Agreement are duly executed and delivered by ELL;

            (vi)  ELL shall have taken the actions required by it to file the necessary joint notice application regarding the Kaisha Bunkatsu with the Fair Trade Commission of Japan and the prescribed waiting period shall have elapsed;

          (vii)  There are no material statutory, regulatory or judicial prohibitions to the consummation of the transactions contemplated hereby; and

          (viii)  The transfer of all material Japanese import approvals and product registrations (shonin) for the Edwards Products from BKK to ELL shall have been completed.

ARTICLE IV
SALE AND PURCHASE OF COMMON STOCK

        4.1    Sale and Purchase of Common Stock.    As soon as possible following completion of the Kaisha Bunkatsu, BHL shall sell to Edwards AG and Edwards AG shall purchase from BHL the Common Stock (the "Stock Purchase"). As consideration for the Common Stock, Edwards AG shall pay to BHL an aggregate amount equal to 16,500,000,000 Japanese Yen (the "Purchase Price"), by wire transfer of immediately available funds to such bank account of BHL as BHL shall designate in writing to Edwards AG at least two days prior to the Closing.

        4.2    Closing Date.    The closing of the Stock Purchase (the "Closing") shall be consummated on the Bunkatsu Date or as soon as possible thereafter upon the satisfaction or waiver of the conditions set forth in Section 4.3. The time and date on which the Closing is actually held are referred to herein as the "Closing Date." On the Closing Date: (i) Edwards AG shall remit the Purchase Price in accordance with Section 4.1; (ii) BHL shall deliver to Edwards AG a written receipt for the Purchase Price; (iii) BHL shall deliver the Common Stock to Edwards AG by delivering certificates evidencing the Common Stock to Edwards AG and properly endorsing the certificates for transfer to Edwards AG or its nominee and otherwise in a form to effect a legally valid transfer; (iv) Edwards AG shall deliver to BHL a written receipt for the share certificates delivered by Edwards AG; and (v) ELL shall record Edwards AG as a shareholder in the shareholder registry (kabunushi meibo) of ELL.

        4.3    Conditions Precedent to Closing of Stock Purchase.    The Closing of the Stock Purchase shall not be consummated unless the following conditions are met:

          (a)    Conditions to Obligations of Edwards AG.    The obligations of Edwards AG to effect the Stock Purchase shall be subject to the following conditions, except to the extent waived in writing by ELL:

              (i)  Each of the representations and warranties of BKK and BHL contained in this Agreement (A) which are qualified by materiality shall be true and (B) which are not qualified by materiality shall be true in all material respects, in each case when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true or true in all material respects, as the case may be, only as of such date);

            (ii)  Each of the covenants and agreements of BKK and BHL in this Agreement and the Schedules hereto to be performed on or prior to the Closing Date (A) which are qualified by materiality, shall have been duly performed and (B) which are not qualified by materiality, shall have been duly performed in all material respects;

            (iii)  Each applicable Baxter Party shall have taken all actions required to be taken by it to effect the Stock Purchase in accordance with this Agreement and applicable law;

            (iv)  There has not been any material adverse change in the condition (financial or otherwise), assets, liabilities or business of the Japanese Edwards Business through the

    Bunkatsu Date; provided that general economic changes and/or changes affecting generally an industry in which the Japanese Edwards Business operates shall not be deemed to result in a material adverse change for purposes hereof unless any such change or changes disproportionately affect the Japanese Edwards Business; and

            (v)  the Kaisha Bunkatsu shall have been duly completed on the Bunkatsu Date in accordance with the terms and conditions provided hereunder.

        Notwithstanding anything to the contrary contained herein, the obligations of ELL to effect the Stock Purchase shall not be subject to any action or inaction taken by BKK in connection with delivery or non-delivery of notice of the Kaisha Bunkatsu to any plaintiff involved in any Action relating to the pending litigation described on Schedule 5.1(vii); including any refusal by BKK to provide information to any Edwards Party with respect to BKK's actions in connection thereto. For the avoidance of doubt, the parties agree that nothing contained in the preceding sentence shall effect the indemnity obligations of BKK and BHL in Section 11.2(e) herein.

          (b)    Conditions to Obligations of BHL.    The obligations of BHL to effect the Stock Purchase shall be subject to the following conditions, except to the extent waived in writing by BHL:

              (i)  Each of the representations and warranties of ELL and Edwards AG contained in this Agreement (A) which are qualified by materiality, shall be true and (B) which are not qualified by materiality, shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true or true in all material respects, as the case may be, only as of such date);

            (ii)  Each of the covenants and agreements of ELL and Edwards AG in this Agreement and the Schedules hereto to be performed on or prior to the Closing Date (A) which are qualified by materiality, shall have been duly performed and (B) which are not qualified by materiality, shall have been duly performed in all material respects;

            (iii)  Each applicable Edwards Party shall have taken all material actions required to be taken by it to effect the Stock Purchase in accordance with this Agreement and applicable law; and

            (iv)  The Kaisha Bunkatsu shall have been duly completed on the Bunkatsu Date in accordance with the terms and conditions provided hereunder.

        4.4    Purchase Price Adjustment.    An adjustment to the Purchase Price (the "Adjustment") equal to (i) the Closing Date Net Worth (as defined below) minus (ii) the Opening Date Net Worth (as defined below) shall be paid by the parties in accordance with the following terms and conditions:

          (a)    Opening Net Worth.

              (i)  The term "Opening Net Worth" shall mean (x) the sum of all assets reflected in the Opening Balance Sheet minus (y) the sum of all liabilities reflected in the Opening Balance Sheet, except for (i) accrued vacation and (ii) Miyazaki buildings and leasehold improvements.

            (ii)  For purposes of this Agreement, the "Opening Balance Sheet" shall mean that certain Balance Sheet attached hereto as Schedule 4.4(a)(ii). The Baxter Parties and Edwards Parties hereby acknowledge that the Edwards Parties are currently disputing the exclusion of certain securitized accounts receivable from the Opening Balance Sheet as calculated under the Option Agreement. The Baxter Parties and Edwards Parties agree to resolve that dispute outside of this Agreement. Each of the Baxter Parties and Edwards Parties hereby acknowledges that the use of the Opening Balance Sheet to determine the Adjustment in this Agreement shall not, in any way, be construed as an admission of any kind, or as compromising or otherwise affecting the position of any Edwards Party in such dispute, or preclude any Edwards Party from continuing to assert all of its objections to said exclusion of securitized accounts receivable in any other forum. Nothing in this paragraph shall be deemed an admission or otherwise prejudice the Baxter Parties in the resolution of such dispute to be resolved outside of this Agreement.

          (b)    Closing Date Net Worth.

              (i)  The term "Closing Date Net Worth" shall mean (i) the sum of all assets reflected in the Closing Date Balance Sheet minus (ii) the sum of all liabilities reflected in the Closing Date Balance Sheet.

            (ii)  As promptly as practicable following the Closing Date (but not later than 60 days after the Closing Date), BKK shall prepare, in accordance with the Agreed Accounting Policies and Allocation Methodology, an audited balance sheet as of the Closing Date, as same is specified in the TK Termination Agreement, with respect to the Bunkatsu Assets and the Bunkatsu Liabilities and including categories of adjustments agreed upon by BKK and ELL as of the date hereof (the "Preliminary Closing Date Balance Sheet"), and shall deliver same to ELL.

            (iii)  Promptly following receipt of the Preliminary Closing Date Balance Sheet, ELL may review the same and, within 30 days after the date of such receipt, shall deliver to BKK a certificate (signed by its chief financial officer) setting forth either (i) its acceptance of the Preliminary Closing Date Balance Sheet; or (ii) its objections to the Preliminary Closing Date Balance Sheet, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. In the event such certificate provides for ELL's acceptance of the Preliminary Closing Date Balance Sheet, the Preliminary Closing Date Balance Sheet shall be final and binding as the "Closing Date Balance Sheet" for purposes of this Agreement.

            (iv)  In the event ELL so objects within such 30-day objection period, ELL and BKK shall use their reasonable efforts to resolve by written agreement (the "Closing Agreed Adjustments") any differences as to the Preliminary Closing Date Balance Sheet and, in the event BKK and ELL so resolve all such differences, the Preliminary Closing Date Balance Sheet as adjusted by the Closing Agreed Adjustments shall be final and binding as the Closing Date Balance Sheet for purposes of this Agreement.

            (v)  If all such differences are not resolved by the Closing Agreed Adjustments within the 30-day period next following such 30-day period, then ELL and BKK shall submit the objections that are then unresolved to the Accounting Firm and such firm shall be directed by ELL and BKK to resolve the unresolved objections (based solely on the presentations by ELL and by BKK as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Policies and Allocation Methodology) as promptly as reasonably practicable and to deliver written notice to each of ELL and BKK setting forth its resolution of the disputed matters. The Preliminary Closing Date Balance Sheet, after giving effect to any Closing Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the Closing Date Balance Sheet for purposes of this Agreement.

          (c)    Post Closing Adjustment.    Promptly (but not later than five days) after the Closing Date Balance Sheet becomes final and binding pursuant to Section 4.4(b) above:

              (i)  if the Adjustment yields a positive amount, Edwards AG shall pay to BHL, by wire transfer of immediately available funds to such bank account of BHL as BHL shall designate in writing to Edwards AG, the amount of such Adjustment, plus interest on such amount from the Closing Date to the date of payment thereof at a floating rate equal to the Agreed Interest Rate in effect from time to time; or

            (ii)  if the Adjustment yields a negative amount, BHL shall pay to Edwards AG, by wire transfer of immediately available funds to such bank account of Edwards AG as Edwards AG shall designate in writing to BHL, the amount of such Adjustment, plus interest on such amount from the Closing Date to the date of payment thereof at a floating rate equal to the Agreed Interest Rate in effect from time to time.

            (iii)  The parties hereto shall make available to each other and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Opening Balance Sheet, the Preliminary Closing Date Balance Sheet or any matters submitted to the Accounting Firm pursuant to the terms hereof. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by ELL and 50% by BKK.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

        5.1    Representations and Warranties of BKK and BHL.    BKK and BHL hereby represent and warrant to ELL and Edwards AG as of the date hereof, the Bunkatsu Date and the Closing Date, unless otherwise specified, as follows:

            (i)  BKK and BHL are corporations duly organized and validly existing under the laws of Japan. Each of BKK and BHL has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by BKK and BHL have been duly authorized and approved;

          (ii)  BHL hereby represents and warrants to ELL and Edwards AG that, on the Closing Date, BHL shall own all of the outstanding Common Stock beneficially and of record, free of any Encumbrance. Since the Bunkatsu Date, BHL has not granted rights to, or entered into contracts or other obligations to grant any rights to acquire any of the Common Stock to any Person. Assuming ELL conveys to BHL good and marketable title to and complete ownership of the Common Stock, free and clear of any Encumbrance, BHL represents and warrants that Edwards AG shall acquire on the Closing Date good and marketable title to and complete ownership of the Common Stock, free of any Encumbrance;

          (iii)  BKK is in compliance with the requirements of the Kaisha Bunkatsu Procedure of the Japanese Commercial Code and other applicable laws for effectuating a valid Kaisha Bunkatsu by the Bunkatsu Date, including but not limited to those set forth in Section 3.2 of this Agreement;

          (iv)  Attached hereto as Schedule 5.1(iv) is a true and complete list of all material Shared Agreements (as defined in Section 6.8) and descriptions of material categories of all other Shared Agreements;

          (v)  BKK has delivered, and will have delivered, to ELL an audited balance sheet and income statement for BKK at and for the period ending December 31, 2001 and an unaudited interim balance sheet and income statement at and for the period ending May 31, 2002 respectively. Such audited balance sheet and income statement have been examined by the auditors whose reports thereon are included with such balance sheet. The audited and unaudited balance sheets and income statements have been prepared in conformity with Japan GAAP applied on a consistent basis (except for changes, if any, disclosed therein) and such balance sheets present fairly the financial condition of BKK as of their respective dates and such income statements present fairly the results of operations of BKK for the respective periods covered. At the dates of such balance sheets, the Retained Business did not have any material liability (actual, contingent or accrued)

  that, in accordance with Japan GAAP applied on a consistent basis, should have been shown or reflected therein but were not. The Retained Business does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) are reflected or disclosed in the most recent of the balance sheets referred to herein, (ii) are not material in nature or (iii) are set forth in Schedule 5.1(v) hereto. Since December 31, 2001, whether or not in the ordinary course of business, there has not been, occurred or arisen any change in or event affecting the Retained Business that has had or may reasonably be expected to have a material adverse effect on the Retained Business, except as set forth in the interim financial statements described above;

          (vi)  The Retained Business is, and at all times during the past two years has been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by BKK on behalf of the Retained Business are in full force and effect. BKK is not in default under any such policy or bond. BKK has timely filed claims with their respective insurers with respect to all material matters and occurrences for which they believe they have coverage; and

        (vii)  There is no Order or Action pending against or affecting the Retained Business or any of its respective properties or assets, other than those listed in Schedule 5.1(vii) that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on the Retained Business, on BKK's ability to perform this Agreement, or on any aspect of the transactions contemplated by this Agreement.

        5.2    Representations and Warranties of ELL.    ELL and Edwards AG represent and warrant to BKK and BHL as of the date hereof, the Bunkatsu Date and the Closing Date, unless otherwise specified, as follows:

            (i)  ELL is a corporation duly organized and validly existing under the laws of Japan. Edwards AG is a corporation duly organized and validly existing under the laws of Switzerland. ELL and Edwards AG have full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by ELL and Edwards AG have been duly authorized and approved.

          (ii)  On the Bunkatsu Date, ELL is in compliance with the Bunkatsu Procedure of the Japanese Commercial Code, including being in a solvent financial condition in accordance with the Bunkatsu Procedure of the Japanese Commercial Code. ELL is in compliance with other applicable laws in connection with effectuating a valid Kaisha Bunkatsu, including but not limited to those requirements set forth in Section 3.2 of this Agreement.

        5.3    No Other Representations or Warranties.    BKK does not represent or warrant in any way (i) as to the value or freedom from any encumbrance or any other matter concerning, any of the Japanese Edwards Business and Bunkatsu Assets or (ii) as to the legal sufficiency to convey title to any part of the Bunkatsu Assets. ALL ASSETS INCLUDED IN THE BUNKATSU ASSETS ARE BEING TRANSFERRED ON AN "AS IS, WHERE IS" BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, and ELL shall bear the economic and legal risks that any conveyances of such assets shall prove to be insufficient or that ELL's title to any such assets shall be other than good and marketable and free of encumbrances. BKK does not make any representation or warranty with respect to whether the consents, approvals, or filings and applications obtained or made prior to consummation of the transactions contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments. Except as otherwise set forth in Section 6.9, Section 8.3 and Article 11 or otherwise in this Agreement, ELL shall bear its own economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with; provided, however, for the avoidance of doubt, ELL shall bear no economic and legal risk for BKK's failure to comply with the Kaisha Bunkatsu Procedure of the Japanese Commercial Code.

ARTICLE VI
COVENANTS

        6.1    Operation of Japanese Edwards Business.    Until the Bunkatsu Date, BKK shall operate and carry on, or cause to be operated or carried on, the Japanese Edwards Business only in the ordinary course and in accordance with the terms of the TK Agreement (and any act taken by BKK to comply with the requirements of the Kaisha Bunkatsu Procedure of the Japanese Commercial Code or necessary in order to implement the Stock Purchase shall be deemed to have been taken in the "ordinary course") and substantially as presently operated and shall not, without the express written approval of ELL or Edwards AG:

            (i)  change the primary line of business of the Japanese Edwards Business;

          (ii)  sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, any of the assets of the Japanese Edwards Business that, upon the date hereof, would constitute part of the Bunkatsu Assets (including, without limitation, BKK's rights under the Distribution Agreement), other than accounts receivable, inventory and other property sold or otherwise disposed of for fair value in the ordinary course of the Japanese Edwards Business consistent with past practice; provided, however, that this clause (ii) shall not apply to any transactions contemplated by the terms and conditions of this Agreement;

          (iii)  make any change in the Japanese Edwards Business or its operations or make any capital expenditure in respect of the Japanese Edwards Business which shall exceed the amount budgeted therefor, unless otherwise agreed in writing between ELL and BKK or set forth in Schedule 6.1(iii) attached hereto;

          (iv)  enter into any contract for the purchase or sale of real property that would be included in the Bunkatsu Assets or exercise any option to extend a Real Estate Lease;

          (v)  sell, lease (as lessor), transfer or otherwise dispose of (other than in accordance with the terms and conditions of this Agreement), or mortgage or pledge, or impose or suffer to be imposed any lien, charge, security interest, mortgage, pledge or other defect in title on, any part of the Bunkatsu Assets, other than accounts receivable, inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Japanese Edwards Business consistent with past practice and other than Permitted Encumbrances;

          (vi)  cancel any debts owed to or claims held by the Japanese Edwards Business (including the settlement of any claims or litigation) other than in the ordinary course of the Japanese Edwards Business consistent with past practice;

        (vii)  create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money in respect of the Japanese Edwards Business or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) in respect of the Japanese Edwards Business;

        (viii)  accelerate or delay collection of any notes or accounts receivable generated by the Japanese Edwards Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Japanese Edwards Business consistent with past practice;

          (ix)  delay or accelerate payment of any account payable or other liability of the Japanese Edwards Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Japanese Edwards Business consistent with past practice;

          (x)  allow the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Japanese Edwards Business to vary in any material respect from the levels customarily maintained;

          (xi)  institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of the Japanese Edwards Business;

        (xii)  make any change in the compensation of the employees of the Japanese Edwards Business other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

        (xiii)  cancel, release, amend, or assign any insurance policy related to or covering any aspect of the Japanese Edwards Business; or

        (xiv)  directly or indirectly give, sell, assign, transfer, mortgage, hypothecate, bequeath, devise or otherwise transfer, or place in trust, create or permit an Encumbrance to exist on or otherwise encumber or dispose of any of the Common Stock held by BHL.

        From and on the Bunkatsu Date until and including the Closing Date, BHL shall not, without the express written approval of ELL or Edwards AG, exercise any voting right as a shareholder of ELL (including but not limited to exercising any right to appoint or remove any director and approve any payment of dividends), and shall, in accordance with written instructions from ELL or Edwards AG, exercise all voting rights as a shareholder of ELL as so directed by ELL or Edwards AG.

        6.2    Consents of Third Parties; Governmental Approvals.

          (a)  On and from the date hereof, in accordance with the provisions of Section 3.1(b) hereof, BKK and ELL will act diligently and reasonably to secure the consent, approval or waiver of any third party that is reasonably required for the consummation of transactions contemplated by this Agreement; provided, however, that neither party shall have any obligation to offer or pay any consideration in order to obtain any such consents, approvals or waivers; and provided further, that BKK shall not make any agreement or understanding affecting the Bunkatsu Assets or Japanese Edwards Business as a condition for obtaining any such consents, approvals or waivers except with the prior written consent of ELL.

          (b)  On and from the date hereof, in accordance with the provisions of Section 3.1(b) hereof, BKK and ELL shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Governmental Permits to ELL or to permit the consummation of the transactions contemplated by this Agreement; provided, however, that ELL shall be solely liable for the payment of any costs associated with transferring any product registrations (shonin) for the Edwards Products; and provided, however, that except as stated in the previous proviso, neither party shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, however, that BKK shall not make any agreement or understanding affecting the Bunkatsu Assets or Japanese Edwards Business as a condition for obtaining any such consents or approvals except with the prior written consent of ELL.

        6.3    Transition Services.    From the date hereof, ELL and BKK will work together to identify any services (including those relating to occupation and use of facilities) that are needed to assure a smooth and orderly transition of the Japanese Edwards Business and negotiate and prepare mutually acceptable agreements to govern the provision of such services after the Bunkatsu Date. By the

Bunkatsu Date, unless otherwise agreed in writing by the parties, ELL and BKK shall have entered into the transition services agreement (the "Transition Services Agreement") as set forth as Exhibit D and the Miyazaki plant services agreement (the "Miyazaki Services Agreement") as set forth as Exhibit E.

        6.4    Real Estate Matters.    Notwithstanding anything to the contrary contained in Section 2.1(v) or otherwise as stated herein, ELL and BKK agree to certain real estate matters relating to the Japanese Edwards Business as follows:

          (i)    Miyazaki Plant.    On or prior to the Bunkatsu Date, ELL and BKK shall have entered into that certain Miyazaki plant lease agreement in form and substance substantially as set forth in Exhibit F hereto (the "Miyazaki Plant Lease Agreement").

          (ii)    Tokyo Distribution Center Lease and Headquarter Building Lease.    BKK shall cooperate with ELL and use reasonable assistance to ensure that, by the Bunkatsu Date, ELL has entered into a direct lease or sublease for each of the Tokyo Distribution Center and the Headquarter Building.

          (iii)    Sales Offices.    With respect to each sales office of BKK, BKK and ELL shall adhere to the agreed-upon plan or arrangements as set forth in Schedule 6.4(iii) and BKK and ELL shall use commercially reasonable efforts to ensure that, by the Bunkatsu Date, written consent has been received from each respective landlord of the sales offices in connection with the arrangements set forth in Schedule 6.4(iii). Further, for each of the sales offices identified in Schedule 6.4(iii), BKK and ELL shall, prior to the Bunkatsu Date, enter into a memorandum of understanding which reflects the arrangements set forth in Schedule 6.4(iii) in form and substance substantially as set forth in Exhibit G hereto.

        6.5    Deliveries.    On or prior to the Closing Date, at the other party's request ELL shall deliver to BKK, on behalf of the Edwards Parties, and BKK shall deliver to ELL, on behalf of the Baxter Parties, certified copies of all documents evidencing the due incorporation, organization and authority of each of the respective parties hereto to enter into this Agreement and the other agreements referred to herein, and all other agreements, documents and instruments related thereto and to perform their respective obligations thereunder in accordance with the terms thereof, including, without limitation, certified copies of articles of incorporation or other applicable charter documents, by-laws, authorizing resolutions and certificates of incumbency.

        6.6    Financial Statements.    Until the Closing Date, BKK will deliver to ELL, within 25 days after the end of each month, financial statements with respect to the Japanese Edwards Business, consistent with past practice, all prepared in accordance with the Agreed Accounting Policies and Allocation Methodology. Within 25 days of the date hereof, ELL shall provide BKK with unaudited balance sheets of ELL evidencing the increase in capital of ELL effected during June 2002.

        6.7    Collection of Accounts Receivable.

          (a)  BKK shall be entitled to control all collection actions related to the Retained Business, including the determination of what actions are necessary or appropriate and when and how to take any such action.

          (b)  After the Bunkatsu Date, ELL and any of its Affiliates shall be entitled to control all collection actions related to the Japanese Edwards Business, including the determination of what actions are necessary or appropriate and when and how to take any such action.

          (c)  If, after the Bunkatsu Date, ELL or any of its Affiliates shall receive any remittance from any account debtors with respect to accounts receivable arising out of the Retained Business or other amounts due BKK in respect of services rendered or products sold by BKK after the Bunkatsu Date, or BKK or any of its Affiliates shall receive any remittance from any account debtors with respect to accounts receivable arising out of the Japanese Edwards Business or Bunkatsu Assets or other amounts due ELL or its Affiliates in respect of services rendered or products sold by ELL or its Affiliates after the Bunkatsu Date, such party shall receive and deposit such remittance and deliver cash in an amount equal thereto to the other party as soon as practicable. In the absence of any designation of the specific invoice being paid by a customer thereby, payments from account debtors shall be applied to the earliest invoice outstanding with respect to indebtedness of such account debtor owing to either ELL, or BKK.

          (d)  Each party shall deliver to the other such schedules and other information with respect to the accounts receivable included in the Bunkatsu Assets and those not included therein as each shall reasonably request from time to time in order to permit such parties to reconcile their respective records and to monitor the collection of all accounts receivable (whether or not included in the Bunkatsu Assets). Each party shall afford the other reasonable access to its books and records relating to any accounts receivable.

        6.8    Agreements Relating to ELL and BKK.

          (a)  Each of ELL and BKK shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate, make effective and perform its or its Subsidiaries' allocable portion of all purchase, distribution and other obligations under all Contracts with customers, suppliers, vendors or other third parties relating to both the Japanese Edwards Business and the Retained Business (the "Shared Agreements"). The Shared Agreements include, without limitation, those listed in Schedule 5.1(iv). Both BKK and ELL shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to divide each Shared Agreement into two separate agreements for BKK and ELL, respectively, effective as of the Bunkatsu Date. Each of BKK and ELL shall be entitled to the rights and privileges of its allocable portion of the Shared Agreements.

          (b)  Until any such separate agreement becomes effective, each of ELL and BKK shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to afford the rights and privileges of the allocable portion of the relevant Shared Agreement to the other.

          (c)  Liabilities pursuant to, arising under or relating to Shared Agreements shall be allocated between BKK, on the one hand, and ELL on the other hand, as follows:

              (i)  First, if a Liability is incurred exclusively in respect of a benefit received by one party, the party receiving such benefit shall be responsible for such Liability; and

            (ii)  Second, if a Liability cannot be so allocated under clause (i), such Liability shall be allocated between the parties based on the relative proportions of total benefit received (based upon the performance under such Shared Agreement during the twelve-month period immediately prior to the Bunkatsu Date) under the relevant Shared Agreement. Notwithstanding the foregoing, each party shall be responsible for any and all Liabilities arising out of or resulting from a breach of the relevant Shared Agreement attributable to the Japanese Edwards Business, in the case of ELL, or the Retained Business, in the case of BKK.

          (d)  If either BKK, on the one hand, or ELL, on the other hand, improperly receives any benefit or payment under any Shared Agreement that was intended for the other, the party receiving such benefit or payment will use commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment to the other party.

        6.9    Non-Assignable Contracts.    In the event and to the extent that the parties are unable to obtain any consent, approval or amendment to any Contract, lease, license or other rights relating to the Japanese Edwards Business that otherwise would be transferred or assigned to ELL or one of its Subsidiaries as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) BKK shall continue to be bound thereby and the purported transfer or assignment to ELL shall automatically be deemed deferred until such time as all legal impediments are removed and/or all necessary consents have been obtained, and (ii) unless not permitted by the terms thereof or by law, ELL shall pay, perform and discharge fully all the obligations of BKK thereunder from and after the Bunkatsu Date, and indemnify BKK and its Affiliates for all indemnifiable Losses arising out of such performance by ELL. BKK shall, without further consideration therefor, pay and remit to ELL promptly all monies, rights and other considerations received in respect of such performance. BKK shall exercise or exploit its rights and options under all such Contracts, leases, licenses and other rights and commitments referred to in this Section 6.9 only as reasonably directed by ELL and at ELL's expense. If and when any such consent shall be obtained or such Contract, lease, license or other right shall otherwise become assignable or be able to be novated, BKK shall promptly assign and novate (to the extent permissible) all of its rights and obligations thereunder to ELL without payment of further consideration, and ELL shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the assignment of any Contract, lease, license or other rights (or the proceeds thereof) pursuant to this Section 6.9 is prohibited by law, the assignment provisions of this Section 6.9 shall operate to create a subcontract with ELL to perform each relevant unassignable Contract, lease or license of BKK at a subcontract price equal to the monies, rights and other considerations received by BKK with respect to the performance by ELL under such subcontract.

        6.10    Filing of Report on Kaisha Bunkatsu.    As soon as practicable after the date hereof, BKK and ELL shall file a pre-closing report on the Kaisha Bunkatsu with the Fair Trade Commission of Japan.

        6.11    Approval of Stock Purchase.    BHL and ELL shall take all actions necessary to receive shareholder and board of director approval, if necessary, to approve the Stock Purchase before the Closing Date.

        6.12    Further Assurances.

          (a)  In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other agreements and documents contemplated hereby. Without limiting the generality of the foregoing, each party shall cooperate with the other party to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of any Governmental Body or any other Person under any permit, license, Contract or other instrument, and to take all such other actions as such party may reasonably be requested to take by the other party from time to time, consistent with the terms of this Agreement, in order to confirm the title of ELL to all of the Japanese Edwards Business and Bunkatsu Assets, to put ELL in actual possession and operating control of the Japanese Edwards Business and Bunkatsu Assets and to permit ELL to exercise all rights with respect thereto and to effectuate the provisions and purposes of this Agreement, and the other agreements and documents contemplated hereby; provided, however, that ELL shall be solely liable for the payment of any costs associated with transferring any import approvals and product registrations for the Edwards Products; and provided further, that except as stated in the previous proviso, neither party shall be obligated to pay any consideration to any third party in connection with any of the foregoing. In addition, BKK shall use reasonable efforts to remove or cause to be removed any liens for borrowed money existing on the Bunkatsu Assets immediately prior to the Bunkatsu Date other than liens securing Bunkatsu Liabilities or liens incurred in connection with the transactions contemplated by this Agreement.

          (b)  If as a result of mistake, oversight or otherwise, any asset reasonably necessary to conduct the Japanese Edwards Business is not transferred to ELL, or any asset reasonably necessary to conduct the Retained Business is transferred to ELL, ELL and BKK shall negotiate in good faith after the Bunkatsu Date to determine whether such asset should be transferred to ELL or BKK, as the case may be, and/or the terms and conditions upon which such asset shall be made available to ELL or BKK, as the case may be. Unless expressly provided to the contrary in this Agreement and the other agreements and documents contemplated hereby, if as a result of mistake, oversight or otherwise, any Liability arising out of or relating to the Japanese Edwards Business is retained by BKK, or any Liability arising out of or relating to the Retained Business is assumed by ELL, ELL and BKK shall negotiate in good faith after the Bunkatsu Date to determine whether such Liability should be transferred to ELL or BKK, as the case may be, and/or the terms and conditions upon which any such Liability shall be transferred.

          (c)  If either party identifies any commercial or other service that is needed to assure a smooth and orderly transition of the Japanese Edwards Business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or the Transition Services Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm's-length basis on which one party will provide such service to the other party.

        6.13    Access.    Until the Closing Date, BKK shall authorize and permit ELL and Edwards AG and their representatives (including but not limited to independent accountants, environmental consultants, legal counsel and occupational health and safety consultants) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of its business, to all of its properties, books and records and all other information with respect to the Bunkatsu Assets and the Japanese Edwards Business, including but not limited to monitoring actions being taken, in connection with notifying Baxter Creditors and any employee intended to be transferred to ELL of the Kaisha Bunkatsu, as ELL and Edwards AG may from time to time reasonably request.

        6.14    Notice of Changes.    Prior to the Closing Date, each Baxter Party and Edwards Party shall promptly advise each of the other parties hereto in writing with respect to any matter arising after execution of this Agreement of which any such party obtains knowledge and which, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement to make any statement herein true, including any of the schedules hereto.

        6.15    Novation of Bunkatsu Liabilities.

          (a)  It is expressly understood and agreed to by the parties that upon the assumption by ELL of the Bunkatsu Liabilities, BKK and its officers, directors, and employees shall be released unconditionally by ELL from any and all Liability, whether joint, several or joint and several, for the discharge, performance or observance of any of the Bunkatsu Liabilities, so that ELL will be solely responsible for such Bunkatsu Liabilities.

          (b)  ELL shall, at the request of BKK, use commercially reasonable efforts to obtain, or cause to be obtained, any consent, approval, release, substitution or amendment required to novate (including with respect to any government contract) or assume all obligations under the Bunkatsu Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than ELL and its Affiliates; provided, however, that ELL shall not be obligated to pay any consideration therefor to any third party from whom such consents, approvals, releases, substitutions or amendments are requested.

          (c)  In the event that the parties are unable to obtain a novation or assignment and release with respect to a particular Contract included in the Bunkatsu Assets, at the expiration of the base term of such Contract, ELL agrees that it will not exercise any option to renew such Contract or, to the extent such Contract provides for automatic renewal, ELL agrees that it will not allow such Contract to enter an auto-renewal period unless ELL obtains the prior written consent of BKK to such extension or auto-renewal.

ARTICLE VII
TERMINATION OF OPTION AGREEMENT AND TK AGREEMENT

        7.1    Termination of Option Agreement.    On the Bunkatsu Date, ELL and BKK shall enter into a termination agreement in form and substance substantially as set forth in Exhibit H (the "Option Termination Agreement"), providing for the confirmation by ELL and BKK of the termination of the Option Agreement on the date the Kaisha Bunkatsu takes place. Prior to the Bunkatsu Date, ELL and BKK shall enter into an agreement with respect to the survival of certain claims under and several provisions of the Option Agreement in form and substance substantially as set forth in Exhibit I (the "Agreement on Surviving Clauses of the Option Agreement").

        7.2    Termination of the TK Agreement.    On the Bunkatsu Date, Edwards YK and BKK shall enter into a termination agreement in form and substance substantially as set forth in Exhibit J (the "TK Termination Agreement"), providing for the termination of the TK Agreement on the date the Kaisha Bunkatsu takes place but immediately before the Kaisha Bunkatsu becomes effective. BKK shall distribute to Edwards YK, or any other Person designated in writing by Edwards YK, the original Tokumei Kumiai Capital Contribution (as such terms are defined in the TK Agreement) in cash in an amount equal to ¥23,200,000,000 on the Bunkatsu Date in accordance with the terms and conditions of the TK Termination Agreement. All other monies required to be paid by BKK to Edwards YK in connection with the termination of the TK Agreement shall be paid in accordance with the terms and conditions of the TK Termination Agreement. In the event that the TK Agreement terminates prior to the date the Kaisha Bunkatsu takes place, the parties agree to take all actions necessary to create the same economic effect for each party as if the TK Agreement were in full force and effect through and including the date the Kaisha Bunkatsu takes place.

ARTICLE VIII
TERMINATION OF AGREEMENT

        8.1    Termination of Agreement.

        Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing as follows and in no other manner:

          (a)    Closing Date Not Met.    By Edwards AG or ELL if the Closing has not taken place on or prior to October 31, 2002.

          (b)    Mutual Consent.    By mutual consent in writing of the parties hereto.

          (c)    Conditions to ELL's or Edwards AG's Performance Not Met.    By ELL or Edwards AG by written notice to BKK or BHL if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of ELL or Edwards AG to consummate the transactions contemplated by this Agreement as set forth in Section 3.3 and 4.3.

          (d)    Conditions to BKK's or BHL's Performance Not Met.    By BKK or BHL by written notice to ELL or Edwards AG if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of BKK or BHL to consummate the transactions contemplated by this Agreement as set forth in Section 3.3 and 4.3.

          (e)    Material Breach.    By ELL or Edwards AG or BKK or BHL if there has been a material misrepresentation or other material breach by ELL or Edwards AG, in the case of termination by BKK or BHL, or by BKK or BHL, in the case of termination by ELL or Edwards AG, in its representations, warranties, and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party shall have ten business days after receipt of notice from the other party of its intention to terminate this Agreement, if such breach continues, in which to cure such breach.

Notwithstanding anything to the contrary contained herein, no action or inaction taken by BKK in connection with delivery or non-delivery of notice of the Kaisha Bunkatsu to any plaintiff involved in any Action relating to the pending litigation described on Schedule 5.1(vii), including any refusal by BKK to provide information to any Edwards Party with respect to BKK's actions in connection thereto, shall constitute any event or cause enabling Edwards AG or ELL to terminate this Agreement. For the avoidance of doubt, the parties agree that nothing contained in the preceding sentence shall effect the indemnity obligations of BKK and BHL in Section 11.2(e) herein.

        8.2    Effect of Termination.    If this Agreement shall be terminated pursuant to Section 8.1, except as may otherwise be agreed in writing by the parties, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Articles XI, XII and XIV shall survive any such termination. In accordance with Section 12.5, nothing contained herein shall prevent ELL, Edwards AG, BKK or BHL from resorting to injunctive or other equitable relief from a court.

        8.3    Impossibility to consummate the transactions contemplated hereby.    If it becomes impossible for the parties to transfer the Japanese Edwards Business by way of the Kaisha Bunkatsu, complete the Stock Purchase or otherwise consummate the transactions contemplated hereby, on the terms and conditions contained herein, due to factors beyond their control, including but not limited to any such case where it becomes impossible for the parties to obtain necessary Governmental Permits despite complying with the terms and conditions contained herein, with commercially reasonable best efforts, the parties shall negotiate in good faith any changes to the structure or other aspects of the transactions contemplated hereby necessary to allow the parties to effect the transfer of the Japanese Edwards Business and the Bunkatsu Assets to ELL or an Affiliate thereof at a purchase price not exceeding the Purchase Price and otherwise on substantially the same economic terms and conditions reflected herein. If any such negotiations do not yield results reasonably satisfactory to ELL, ELL shall, in its sole discretion, have the right to exercise its Option (as defined in the Option Agreement) and acquire the Japanese Edwards Business and the Bunkatsu Assets and assume the Bunkatsu Liabilities in accordance with the terms and conditions of the Option Agreement; provided, however, that in the event the Option Agreement is no longer in effect, ELL or Edwards AG, shall, in its sole discretion, have the right to acquire from BKK or ELL, as appropriate, the Japanese Edwards Business and the Bunkatsu Assets and assume the Bunkatsu Liabilities on the same terms and conditions as set forth in the Option Agreement as if the Option Agreement was still in effect.

ARTICLE IX
EMPLOYEES AND EMPLOYEE BENEFIT MATTERS

        9.1    Employment of Transferred Employees.

        Prior to the Bunkatsu Date, BKK shall explain in writing to the Japanese Edwards Business employees and other employees designated to be transferred to ELL regarding the transfer of employment of each such employee in connection with the Kaisha Bunkatsu. The final list of Transferred Employees as agreed upon by ELL and BKK has been delivered by BKK to ELL as of the date hereof. Any changes to the list must be mutually agreed in writing by BKK and ELL. Each Transferred Employee shall be compensated by ELL at the same salary and wage rate levels (including comparable bonus programs) paid by BKK prior to the Kaisha Bunkatsu. Notwithstanding the foregoing, after the Bunkatsu Date, nothing shall prevent ELL from changing salary and wage rate levels for any Transferred Employee, provided that for the first twelve months following the Bunkatsu Date any such changes are in accordance with past practice and in compliance with applicable law and company rules and regulations. BKK shall use its commercially reasonable efforts to ensure that no Transferred Employee will make an objection under Article 4 of the Law Concerning Succession of Employment Contracts under Corporate Bunkatsu. BKK and ELL shall use their commercially reasonable efforts to take all procedures necessary or otherwise advisable to transfer the Transferred Employees on the Bunkatsu Date.

        9.2    Terminations/Layoff/Severance.    Transferred Employees shall not be eligible for any severance benefits from BKK as a result of either their employment by ELL or its Affiliates or any subsequent termination of employment with ELL or its Affiliates.

        9.3    Employee Benefit Plans.

          (a)  Except as otherwise specifically provided in this Article IX, all Transferred Employees shall cease to participate in the BKK employee benefit plans and programs (the "Baxter Plans") as of the Bunkatsu Date.

          (b)  No later than the Bunkatsu Date, ELL and/or its Affiliates shall establish its own employee benefit plans and programs for the benefit of eligible Transferred Employees including, but not limited to, a pension plan (the "ELL Pension Plan"), a long-term disability plan, a group life insurance plan and an overseas travel insurance plan (collectively, the "Edwards Plans"). Additionally, ELL shall continue to contribute to the "Kosei Nenkin" Old Age Employees' Pension Plan and the "Tokyo Yakugyo" Health Insurance on behalf of the Transferred Employees. Notwithstanding the foregoing, ELL shall not contribute on behalf of the Transferred Employees to the multiemployer fund entitled the Employee Pension Fund ("EPF").

          (c)  Each Transferred Employee who becomes eligible to participate in the Edwards Plans shall be credited under such plans with periods of service with any BKK Group Member for all purposes under such plans.

          (d)  BKK shall pay all costs associated with the provision of disability benefits to any Transferred Employee or former Transferred Employee who as of the Bunkatsu Date is receiving disability benefits from BKK.

        9.4    Transfer of Account Balances and Accrued Benefits.    Subject to applicable law and the provisions of the Baxter Tax Qualified Pension Plan (the "BKK Pension Plan"), on the Bunkatsu Date, or effective as of any other date as agreed to in writing by the plan administrator for the BKK Pension Plan and the plan administrator for the ELL Pension Plan, the accrued benefits (the "Transferred Accrued Benefits") of all BKK Pension Plan participants who are Transferred Employees shall be transferred from the BKK Pension Plan to the ELL Pension Plan. The amount of Transferred Accrued Benefits shall be determined by the actuaries for the respective plans by the Closing Date in accordance with the methodology described in Schedule 9.4. Each Transferred Employee shall receive credit for all purposes under the ELL Pension Plan for the periods of service with BKK or any of its Subsidiaries or Affiliates. The plan administrator for the ELL Pension Plan shall take any other action reasonably requested by the plan administrator for the BKK Pension Plan that is necessary or advisable, in the opinion of the plan administrator for the Baxter Pension Plan, to maintain the tax-qualified status of the BKK Pension Plan or to avoid the imposition of any penalties with respect to such plan.

        9.5    Stock Purchase Plans.    Except as otherwise provided in the Baxter Stock Purchase Plan, on the Bunkatsu Date, all Transferred Employees shall cease to be eligible to purchase Baxter Common

Stock under the terms of the Baxter International Inc. Employees Stock Purchase Plan for International Employees.

        9.6    Workers' Compensation.    As soon as administratively practicable, but no later than the Bunkatsu Date, a risk management representative for each of the parties shall agree upon the allocation between the parties of responsibility and liability for workers' compensation claims and expenses relating to current and former Transferred Employees.

        9.7    Vacation Pay Policy.    After the Bunkatsu Date, it is expected that ELL shall maintain for its employees a vacation pay policy, and ELL shall be responsible for costs incurred to provide vacation pay to Transferred Employees following such date. ELL shall assume any and all BKK Liabilities to provide to Transferred Employees vacation that such persons accrued under the BKK vacation pay policy as of the Bunkatsu Date, provided, however, that any such accrued vacation is properly reflected on the books and records of BKK in accordance with Japan GAAP. BKK shall not be obligated to pay for any such accrued vacation pay.

        9.8    Information to be Provided to BKK and ELL.    On and after the Bunkatsu Date, ELL (or its applicable Affiliate) shall provide to BKK any information that BKK may reasonably request, including but not limited to information relating to dates of termination of employment, in order to provide benefits to any eligible Transferred Employee under the terms and conditions described herein or under the applicable Baxter Plans. Any information relating to an employee's termination of employment shall be provided as soon as available, but in any event no later than 30 days after such information is made available to ELL or any such Affiliate. BKK shall provide to ELL any information that ELL may reasonably request relating to any Transferred Employee's employment with BKK prior to the Bunkatsu Date, including but not limited to any employee-related insurance policies. Any such information shall be provided to ELL as soon as reasonably possible after request by ELL.

        9.9    Transfer of Employee Files.    On or after the Bunkatsu Date, BKK shall transfer to ELL complete copies of the personnel files relating to all Transferred Employees.

        9.10    Employment Solicitation.    During the period beginning on the Bunkatsu Date and ending one year after the Bunkatsu Date, neither BKK nor ELL shall, nor shall they permit any of their respective Subsidiaries, Affiliates or agents to, directly or indirectly, except as provided in the following sentence, actively solicit or recruit for employment any then current employee of the other or of any of the other's Subsidiaries. Nothing contained in this Section 9.10 shall (i) prohibit the hiring of any employee who in good faith is believed to be actively seeking employment, on his or her own initiative without prior contact initiated by any employee or agent of the company where employment is sought, or any of such company's Affiliates; provided, however, that such employee or the hiring company has obtained authorization from the Department Manager of Human Resources of his or her current employer; or (ii) prohibit BKK or ELL or any of their respective Subsidiaries from hiring any person who has terminated employment with the other company. The foregoing restriction shall cease to apply one year after the Bunkatsu Date.

ARTICLE X
INSURANCE MATTERS

        10.1    Insurance Prior to the Bunkatsu Date.    ELL does hereby agree that neither Baxter nor BKK shall have any Liability whatsoever as a result of the insurance policies and practices of Baxter or BKK in effect at any time prior to the Bunkatsu Date, including any assistance rendered to ELL by Baxter or BKK in the placement of its insurance program, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

        10.2    Ownership of Existing Policies and Programs.    Unless otherwise agreed by the parties, BKK shall, and BKK ensures that Baxter shall, as the case may be, continue to own all property, casualty and liability insurance policies and programs, including primary and excess general liability, errors and omissions, automobile, workers' compensation, property, fire, crime, surety and other similar insurance policies, in effect on or before the Bunkatsu Date relating to the Japanese Edwards Business (collectively, the "Baxter Insurance Policies" and individually, a "Baxter Insurance Policy"). Between the date hereof and the Bunkatsu Date, BKK shall not, and BKK ensures that Baxter shall not, discriminate between the insurance coverage applicable to the Japanese Edwards Business and similar coverage applicable to BKK's other businesses. Nothing contained herein shall be construed to be an attempt to assign or to change the ownership of the Baxter Insurance Policies.

        10.3    Procurement of Insurance for ELL.    To the extent not already provided for by the terms of the Baxter Insurance Policies, BKK shall, and BKK ensures that Baxter shall, as the case may be, use commercially reasonable efforts to cause ELL and its Affiliates to be named as additional insureds under Baxter Insurance Policies whose effective policy periods include the Bunkatsu Date, in respect of claims for which coverage is available under the terms and conditions of the Baxter Insurance Policies, arising out of or relating to periods prior to the Bunkatsu Date; provided, however, that nothing contained herein shall be construed to require BKK or Baxter to pay any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits or privileges under, any Baxter Insurance Policy in order to effect the naming of ELL or its Affiliates as such additional insureds.

        10.4    Acquisition and Maintenance of ELL's Insurance Policies and Programs after Bunkatsu Date.    Commencing on and as of the Bunkatsu Date, ELL shall be responsible for establishing and maintaining separate property, casualty and liability insurance policies and programs (including primary and excess general liability, errors and omissions, automobile, workers' compensation, property, fire, crime, surety and other similar insurance policies) for activities and claims involving ELL and the Japanese Edwards Business. ELL will exercise commercially reasonable efforts to secure liability insurance to avoid potential gaps in coverage for claims arising from events occurring prior to the Bunkatsu Date, which gap would not exist had the Japanese Edwards Business continued to be covered with the same retroactive dates existing in the Baxter Insurance Policies in effect on the Bunkatsu Date. ELL shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by ELL for claims incurred in any period on or after the Bunkatsu Date involving ELL. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Sections 10.6 and 10.7 with respect to claims administration and financial administration of the Baxter Insurance Policies, neither Baxter nor BKK shall have any responsibility for or obligation to ELL or any of its Affiliates relating to property and casualty insurance matters for any period, whether prior to, on or after the Bunkatsu Date.

        10.5    ELL Directors' and Officers' Insurance.    BKK shall, and BKK ensures that Baxter shall, as the case may be, use commercially reasonable efforts to cause the persons serving as officers and/or directors of BKK at the Bunkatsu Date to be covered for a period of six (6) years from the Bunkatsu Date by the directors' and officers' liability insurance policy maintained by Baxter as of the Bunkatsu Date (including corporate reimbursement) (provided that Baxter may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to matters covered under the existing policy occurring prior to the Bunkatsu Date that were committed by such officers and/or directors in their capacity as such; provided, however, that in no event shall Baxter be required to expend with respect to any year more than 200% of the current annual premium expended by Baxter (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto; and provided, further, that if Baxter is unable to maintain or obtain the insurance called for by this Section 10.5, BKK shall, and BKK ensures that Baxter shall, as the case may be, use commercially reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount. In the event Baxter or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Baxter assume the obligations set forth in this Section 10.5. The provisions of this Section 10.5 are intended to be for the benefit of and shall be enforceable by, each such officer and director and his or her heirs and representatives. As provided in Section 11.4, any amount ELL or Edwards AG is required to pay to any BKK Group Member as an indemnity under this Agreement is reduced to the extent Baxter or BKK receives insurance proceeds from the above coverage, but only to the extent such proceeds are actually received by Baxter or BKK.

        10.6    Pre-Bunkatsu Date Insurance Claims Administration.    ELL acknowledges that Baxter and BKK have and will continue to experience losses and receive claims that are, or might be, covered by one or more Baxter Insurance Policies, and prior to the Bunkatsu Date will make decisions and commitments regarding the administration of such claims, including reaching agreements and stipulations regarding such claims (collectively, "Pre-Bunkatsu Date Claims Administration"). ELL covenants not to contest or challenge in any manner any action taken by Baxter or BKK prior to the Bunkatsu Date in connection with or relating to Pre-Bunkatsu Date Claims Administration, or to interfere with the performance of any agreement, commitment or stipulation so made by Baxter or BKK in connection with or relating to Pre-Bunkatsu Date Claims Administration.

        10.7    Post-Bunkatsu Date Insurance Claims Administration.    Baxter shall have the primary right, responsibility and authority for claims administration and financial administration of claims that relate to or affect the Baxter Insurance Policies. Upon notification by ELL of a claim relating to ELL or an Affiliate thereof under one or more of the Baxter Insurance Policies, BKK shall, and BKK ensures that Baxter shall, as the case may be, cooperate with ELL in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s). In asserting and pursuing such coverage and payment for claims valued at less than U.S. $25,000, BKK and ELL agree that Baxter shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of ELL, which decisions, determinations, commitments and stipulations shall be final and conclusive if made to maximize the overall economic benefit of the Baxter Insurance Policies. In asserting and pursuing such coverage and payment for claims valued at more than U.S. $25,000, BKK and ELL agree that Baxter shall not have the power or authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of ELL without the prior written consent of ELL. ELL assumes responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges (collectively, "Insurance Charges"), whenever arising, which shall become due and payable under the terms and conditions of any applicable Baxter Insurance Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating exclusively to any of the assets, businesses, operations or liabilities of the Japanese Edwards Business, whether the same relate to the period prior to, on or after the Bunkatsu Date; provided, however, BKK and Baxter have acted in accordance with the terms and conditions contained herein. To the extent that the terms of any applicable Baxter Insurance Policy provide that Baxter shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to ELL, Baxter shall be entitled to demand that ELL make such payment directly to the Person or any of its Affiliates entitled thereto, subject to the terms and conditions contained herein. In connection with any such demand, BKK ensures that Baxter shall submit to ELL a copy of any invoice received by Baxter pertaining to such Insurance Charges together with appropriate supporting documentation, to the extent available. In the event that ELL fails to pay any such Insurance Charges when due and payable, in accordance with the terms and conditions contained herein, whether at the request of the party entitled to payment or upon demand by Baxter, Baxter may (but shall not be required to) pay such insurance charges for and on behalf of ELL and, thereafter,

ELL shall forthwith reimburse Baxter for such payment. Subject to the other provisions of this Article X, the retention by Baxter of the Baxter Insurance Policies and the responsibility for claims administration and financial administration of such policies are in no way intended to limit, inhibit or preclude any right of ELL, Baxter or any other insured to insurance coverage for any claims insured under the Baxter Insurance Policies.

        10.8    Non-Waiver of Rights to Coverage.    An insurance carrier that otherwise would be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article X, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any third-party shall be entitled to a windfall (i.e., a benefit they would not be entitled to receive had the Kaisha Bunkatsu not occurred or in the absence of the provisions of this Article X) by virtue of the provisions hereof.

        10.9    Scope of Affected Policies of Insurance.    The provisions of this Article X relate solely to matters involving liability, casualty and workers' compensation insurance, and shall not be construed to affect any obligation of or impose any obligation on the parties with respect to any life, health and accident, dental or medical insurance policies applicable to any of the officers, directors, employees or other representatives of the parties or their Affiliates.

ARTICLE XI
INDEMNIFICATION

        11.1    Indemnification by ELL.    From and after the Bunkatsu Date, ELL and Edwards AG shall, on a joint and several basis, indemnify and hold harmless each BKK Group Member from and against any and all Losses and Expenses incurred or suffered by such BKK Group Member in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

          (a)  the Japanese Edwards Business as conducted on or at any time prior to or after the Closing Date (other than Excluded Liabilities);

          (b)  the Bunkatsu Assets;

          (c)  the Bunkatsu Liabilities;

          (d)  the breach by ELL or Edwards AG of any covenant, agreement, representation or warranty set forth in this Agreement, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported;

          (e)  the employee benefits provided or the actions taken or omitted to be taken with respect thereto in connection with this Agreement or otherwise relating to the provision of employee benefits to Transferred Employees, their beneficiaries, alternate payees or any other person claiming benefits through them (except to the extent such Expenses or Losses are specifically allocated to BKK pursuant to the terms hereof), including Expenses or Losses arising in connection with (i) ELL's reduction, elimination or failure to provide any benefit accrued by its employees (including benefits accrued prior to the Bunkatsu Date) and (ii) the transfer of account balances and accrued benefits as described in Section 9.4 where such Expenses or Losses are incurred as a result of any act or omission by ELL (or a representative of ELL);

          (f)    any claim by any Transferred Employee, including any claim resulting from the termination of any employment contract between ELL and any Transferred Employee; provided, that such indemnification obligation shall not apply to (i) any claim by any TSC Employee arising prior to June 1, 2002; (ii) any claim by any New Edwards Business Employee arising prior to the Bunkatsu Date; (iii) any claim for actions that occurred prior to the Bunkatsu Date and are attributable to the willful misconduct or gross negligence of employees, officers or directors of the Retained Business; or (iv) any claim by any Transferred Employee resulting from a breach of BKK's obligations under the Kaisha Bunkatsu Procedure of the Japanese Commercial Code;

          (g)  any claim by any BKK Employee for actions that occurred prior to the Bunkatsu Date and are attributable to the willful misconduct or gross negligence of employees, officers or directors working primarily for the Japanese Edwards Business; and

          (h)  the liabilities to any creditor of any ELL business other than the Japanese Edwards Business to whom the written notice required to be sent by ELL in accordance with the Kaisha Bunkatsu Procedure of the Japanese Commercial Code was not sent by ELL to any such creditor.

        11.2    Indemnification by BKK.    From and after the Bunkatsu Date, BKK and BHL shall, on a joint and several basis, indemnify and hold harmless each ELL Group Member from and against any and all Losses and Expenses incurred or suffered by such ELL Group Member in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

          (a)  the business (other than the Japanese Edwards Business) conducted by BKK on or at any time prior to or after the Bunkatsu Date;

          (b)  the assets owned by BKK (other than the Bunkatsu Assets);

          (c)  the Liabilities (including the Excluded Liabilities) of BKK other than the Bunkatsu Liabilities;

          (d)  the breach by BKK or BHL of any covenant, agreement, representation or warranty set forth in this Agreement, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported;

          (e)  any claim by any creditor of BKK who is a creditor of BKK as of the Bunkatsu Date for Liabilities (excluding the Bunkatsu Liabilities) incurred by ELL as a result of any failure of BKK to provide any such creditor with written notice as required in accordance with the Kaisha Bunkatsu Procedure of the Japanese Commercial Code, including but not limited to any such claim by any plaintiff involved in any Action related to the pending litigation described on Schedule 5.1(vii); and

          (f)    (i) any claim by any TSC Employee arising prior to June 1, 2002; (ii) any claim by any New Edwards Business Employee arising prior to the Bunkatsu Date; (iii) any claim by any Transferred Employee for actions that occurred prior to the Bunkatsu Date and are attributable to the willful misconduct or gross negligence of the employees, officers or directors of the Retained Business; or (iv) any claim by any Transferred Employee resulting from a breach of BKK's obligations under the Kaisha Bunkatsu Procedure of the Japanese Commercial Code.

        11.3    Applicability of and Limitation on Indemnification.

          (a)  EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE INDEMNITY OBLIGATIONS UNDER THIS ARTICLE XI SHALL APPLY NOTWITHSTANDING ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNIFIED PARTY AND SHALL APPLY WITHOUT REGARD TO WHETHER THE LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISES AS AN OBLIGATION FOR CONTRIBUTION.

          (b)  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BHL AND BKK BE LIABLE TO ANY ELL GROUP MEMBER, OR EDWARDS AG AND ELL BE LIABLE TO ANY BKK GROUP MEMBER, UNDER THIS

  AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF ANTICIPATED PROFITS OR LOSS OR DIMINUTION OF REVENUES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEPT TO THE EXTENT THAT SUCH LIABILITY HAS BEEN ASSERTED BY A THIRD PARTY AGAINST A PARTY ENTITLED TO INDEMNIFICATION HEREUNDER.

        11.4    Adjustment of Indemnifiable Losses.

          (a)  The amount that either party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnified Party") shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Expense or Loss. If an Indemnified Party receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Expense or Loss and subsequently actually receives insurance proceeds or other amounts in respect of such Expense or Loss, then such Indemnified Party shall pay to the Indemnifying Party a sum equal to the lesser of (i) the amount of such Insurance Proceeds or other amounts actually received or (ii) the net amount of Indemnity Payments actually received previously. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

          (b)  An insurer who otherwise would be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third-party shall be entitled to a "windfall" (i.e., a benefit he or she would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

        11.5    Procedures for Indemnification of Third Party Claims.

          (a)  If any third-party shall make any claim or commence any arbitration proceeding or suit (collectively, a "Third Party Claim") against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against ELL or Edwards AG under Section 11.1 or against BHL or BKK under Section 11.2, such Indemnified Party shall promptly give written notice to the Indemnifying Party describing such Third Party Claim in reasonable detail, and the following provisions shall apply. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 11.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article XI except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

          (b)  The Indemnifying Party shall have the right to assume the defense of any such Third Party Claim. If the Indemnifying Party elects not to conduct and control the defense of such Third Party Claim, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion subject to the provisions of Section 11.5(c) and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 11.5(b) the amount of any Expense or Loss resulting from their liability to the third-party claimant. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at its sole expense, the conduct and settlement of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, provided that (i) the Indemnifying Party shall not thereby permit any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; (ii) the Indemnifying Party shall not thereby permit any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel (including allocated costs of in-house counsel and other personnel) shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such Third Party Claim include the Indemnified Party and the Indemnifying Party and in the reasonable opinion of counsel to the Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them, in either of which cases the reasonable fees and disbursements of counsel for such Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be reimbursed by the Indemnifying Party to the Indemnified Party; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article XI the Indemnified Party for the full amount of any Expense or Loss resulting from such Third Party Claim and all related expenses incurred by the Indemnified Party. In no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect of such claim.

        If the Indemnifying Party shall not have undertaken the conduct and control of the defense of the Third Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

          (c)  So long as the Indemnifying Party is contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party, and no amount in respect thereof shall be claimed as an Expense or a Loss under this Section 11.5(c).

        If the Indemnifying Party shall have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnified Party, on not less than 30 days prior written notice to the Indemnifying Party, may make settlement (including payment in full) of such Third Party Claim and such settlement shall be binding upon the parties for the purposes hereof, unless within said 30-day period the Indemnifying Party shall have requested the Indemnified Party to contest such Third Party Claim at the expense of the Indemnifying Party. In such event, the Indemnified Party shall promptly comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon subject to all the conditions of Section 11.5(b). Notwithstanding anything in this Section 11.5(c) to the contrary, if the Indemnified Party, in the belief that a claim may materially and adversely affect it other than as a result of money damages or other money payments, advises the Indemnifying Party that it has determined to settle a claim, the Indemnified Party shall have the right to do so at its own cost and expense, without any requirement to contest such claim at the request of the Indemnifying Party, but without any right under the provisions of this Section 11.5(c) for indemnification by the Indemnifying Party.

        11.6    Procedures for Indemnification of Direct Claims.    Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 30 business days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-business-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 30-business-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XI.

        11.7    Remedies Cumulative.    The remedies provided in this Article XI shall be cumulative and, subject to the provisions of Article XII below, shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

ARTICLE XII
DISPUTE RESOLUTION

        12.1    General.    Any dispute arising out of or relating to this Agreement, or any other agreement entered into in connection herewith, shall be solved in accordance with the procedures specified in this Article XII which shall be the sole and exclusive procedures for the resolution of any such disputes.

        12.2    Escalation.    The parties will attempt in good faith to resolve expeditiously any dispute, claim or controversy arising out of or relating to the execution, interpretation and performance of this Agreement, or any other agreement entered into in connection herewith, (including the validity, scope and enforceability of this arbitration provision) promptly by negotiations between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement, or any such other agreement entered into in connection herewith. Either party may give the other party written notice (an "Escalation Notice") of any dispute not resolved in the normal course of business. Within fifteen days after delivery of the Escalation Notice, the receiving party shall submit to the other a written response. The Escalation Notice and the response thereto shall include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the Escalation Notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

        12.3    Arbitration.    Any dispute, claim or controversy arising out of or relating to this Agreement, or any other agreement entered into in connection herewith, or the breach, termination or validity of this Agreement, or any other agreement entered into in connection herewith, which has not been resolved by the specified non-binding procedure set forth in Section 12.2 within 90 days of the date of delivery of the Escalation Notice shall be settled by binding arbitration in accordance with the CPR Non-Administered Arbitration Rules in effect on the date of this Agreement, by three independent and impartial arbitrators, none of whom shall be appointed by either party. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, as the same may be amended from time to time, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Lake County, Illinois or Orange County, California, and shall be determined by the party that initiated the dispute resolution process. The arbitrators may award attorneys' fees in their discretion. Otherwise, the arbitrators are not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover such damages.

        12.4    Procedures.    The parties may request limited discovery in accordance with the Federal Rules of Civil Procedure of the United States (the "F.R.C.P.") for a period of 120 days after the initiation of the arbitration process. All issues regarding compliance with discovery requests shall be decided by the arbitrators pursuant to the F.R.C.P. The parties agree that the recipient of a discovery request shall have 10 business days after the receipt of such request to object to any or all portions of such request and shall respond to any portions of such request not so objected within 30 business days of the receipt of such request. All objections shall be in writing and shall indicate the reasons for such objections. The objecting party shall ensure that all objections and responses are received by the other party within the above time periods; failure to comply with the specified time period shall be addressed as set forth in F.R.C.P. 37. Any party seeking to compel discovery following receipt of an objection shall file with the other party and the arbitrators a motion to compel, including a copy of the initial request and the objection. The arbitrators shall allow 10 business days for the responses to the motion to compel before ruling. Claims of privilege and other objections shall be determined as they would be in United States federal court in a case applying Illinois law. The arbitrators may grant or deny the motion to compel, in whole or in part, concluding that the discovery request is or is not appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. The statute of limitations of the State of Illinois applicable to the commencement of a lawsuit shall apply to the date of initial written notification of a dispute and shall be extended until commencement of arbitration if all interim deadlines have been complied with by the notifying party.

        12.5    Injunctive Relief.    Nothing contained in this Article XII shall prevent either party from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to one party or to others. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely either party's right to assert any claim or defense.

ARTICLE XIII
INTELLECTUAL PROPERTY

        13.1    Grant of License.

          (a)  The Baxter Parties and their Affiliates hereby grant to ELL and its Affiliates, and ELL hereby accepts on behalf of itself and its Affiliates, a perpetual, nonexclusive, fully paid-up license to use and otherwise practice in Japan the Intellectual Property set forth on Schedule 13.1. Any Intellectual Property actually licensed pursuant to this Section 13.1 shall be deemed to be "Licensed Intellectual Property." Schedule 13.1 contains a listing of the Intellectual Property licensed by the Baxter Parties and their Affiliates to ELL and its Affiliates hereunder. The parties acknowledge that Schedule 13.1 may be amended with the prior written consent of BKK and ELL, as necessary, to include additional Intellectual Property that the Japanese Edwards Business is deemed to be actually using as of the Bunkatsu Date or to exclude any Intellectual Property that the Japanese Edwards Business is not deemed to be actually using as of the Bunkatsu Date.

          (b)  On the earlier of (x) October 1, 2003 and (y) the date either BKK or ELL issues notice to the other party to terminate the Information Technology Services as provided in Schedule I (B) of the Transition Services Agreement, BKK shall deliver to ELL a full and complete copy of a package of (i) the J.D.Edwards ("JDE") software used in the conduct of the Japanese Edwards Business and the business of BKK prior to the Bunkatsu Date, and all associated interfaces, modifications, customizations and add-ons; (ii) the entire JDE database current as of the date of such delivery; and (iii) all other software applications listed in Schedule 13.1. Upon the termination or expiration of the Information Technology Services as provided in Schedule I (B) of the Transition Services Agreement, BKK shall promptly deliver to ELL an updated full and complete copy of (x) the entire JDE database current as of the date of such delivery, and (y) any updates to any of the software applications delivered pursuant to clause (i) and (iii) of this paragraph.

          (c)  BKK and ELL agree that as of the Bunkatsu Date, each of BKK and ELL shall be the sole and exclusive owner of all right, title and interest in its respective data contained in the JDE database. Possession or delivery by BKK and ELL of data relating exclusively to the other party shall not be interpreted or construed as a license for the other party to use such data and, for the avoidance of doubt, the parties hereby expressly acknowledge and agree that any such data is outside the scope of the license granted by this Article 13. BKK and ELL agree that all data of the other party contained in the JDE database and all updates thereto shall be treated as confidential information and subject to the terms and conditions of Section 14.12 of this Agreement.

          (d)  ELL and its Affiliates acknowledge that, subject to the foregoing license, the Baxter Parties and its Affiliates, as the case may be, are the sole and exclusive owner of all right, title and interest in and to the Licensed Intellectual Property. ELL and its Affiliates agree that they will do nothing inconsistent with the Baxter Parties' and their Affiliates' ownership of, or right in, the Licensed Intellectual Property.

          (e)  Except for the warranties and representations expressly provided for in this Agreement, BKK and its Affiliates do not provide any warranties and representations regarding any of the Licensed Intellectual Property.

          (f)    ELL and its Affiliates shall not, under any circumstances whatsoever have any claim against BKK or its Affiliates in connection with the Licensed Intellectual Property for damage whether consequential or otherwise arising from loss of profits or from any other cause.

        13.2    Use by ELL of Baxter Parties' Trademarks.    ELL and its Affiliates shall not use the name "Baxter" or any related or similar trade names, service marks or logos to the extent the same incorporate the name "Baxter" or any variation thereof (collectively, the "Baxter Marks"), except as provided below:

          (a)  The Baxter Parties and their Affiliates hereby grant to ELL and its Affiliates a nonexclusive, royalty-free, fully paid-up right and license to use the Baxter Marks in Japan, but only to the extent such Baxter Marks appear on Edwards Products that are (i) in the chain of distribution as of the Bunkatsu Date or (ii) included in the inventory transferred to ELL in connection with the Kaisha Bunkatsu.

          (b)  The parties agree that ELL and its Affiliates shall have such rights to the Baxter Marks in Japan for as long as necessary to allow all Edwards Products in the inventory transferred to ELL and Edwards Products in the chain of distribution on the Bunkatsu Date to reach their end-users; provided, however, the license granted herein shall not extend beyond the stated expiration date of any such Edwards Product and all such use of the Baxter Marks shall be in accordance with any Baxter trademark usage guidelines made known to ELL.

          (c)  Any use of the Baxter Marks by ELL or its Affiliates pursuant to the above terms and conditions shall inure to the benefit of the Baxter Parties and their Affiliates and shall be in the same form as existed prior to the Bunkatsu Date.

          (d)  Any use of the Baxter Marks by ELL or its Affiliates shall indicate that the Baxter Parties and their Affiliates are the owner of the Baxter Marks and that such use is pursuant to a license from the Baxter Parties and their Affiliates, to the extent the Edwards Products referenced in subsection (a) of this Section 13.2 already bear such indications or such indications are consistent with past practice.

          (e)  ELL and its Affiliates shall do nothing to impair the Baxter Parties' or their Affiliate's rights in the Baxter Marks. ELL and its Affiliates shall inform BKK promptly of any infringement of the Baxter Marks of which ELL receives notification.

ARTICLE XIV
GENERAL PROVISIONS

        14.1    Notices.    All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, or when sent by registered or certified mail or by private courier or facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand or sent by courier within two days of transmission) addressed as follows:

  If to ELL, to:

  Edwards Lifesciences Limited
  Rokubancho 2-8, Chiyoda-ku
  Tokyo 102-0085 Japan
  Attention: Chairman and Representative Director
  Facsimile: 813-5213-5802

  with a copy to:

  Edwards Lifesciences Corporation
  One Edwards Way
  Irvine, California 92614
  USA
  Attention: Vice President and Associate General Counsel
  Facsimile: 949-250-6885

  If to BKK, to:

  Baxter Limited
  4, Rokubancho, Chiyoda-ku
  Tokyo 102-8468 Japan
  Attention: President and Representative Director
  Facsimile: 813-5213-5998

  with a copy to:

  Baxter International Inc.
  One Baxter Parkway
  Deerfield, Illinois 60015
  USA
  Attention: International Counsel
  Facsimile: 847-948-2450

or to such other address as such party may indicate by a notice delivered to the other party hereto.

        14.2    Successors and Assigns.

          (a)  Either party may assign any of its rights under this Agreement, but no such assignment shall relieve such party of its obligations hereunder.

          (b)  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of ELL, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Except to the extent otherwise provided in Section 10.5 or Article XI, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 14.2 any right, remedy or claim under or by reason of this Agreement.

        14.3    Access to Records after Closing.

          (a)  For a period of ten years after the Closing Date, BKK and its representatives shall have reasonable access to all of the books and records of the Japanese Edwards Business transferred to ELL hereunder to the extent that such access may reasonably be required by BKK in connection with matters relating to or affected by the operations of the Japanese Edwards Business prior to the Closing Date. Such access shall be afforded by ELL upon receipt of reasonable advance notice and during normal business hours. BKK shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 14.3(a). If ELL shall desire to dispose of any of such books and records prior to the expiration of such ten-year period, ELL shall, prior to such disposition, give BKK a reasonable opportunity, at BKK's expense, to segregate and remove such books and records as BKK may select.

          (b)  For a period of ten years after the Closing Date, ELL and its representatives shall have reasonable access to all of the books and records relating to the Japanese Edwards Business which BKK or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by BKK and its Affiliates upon receipt of reasonable advance notice and during normal business hours. ELL shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 14.3(b). If BKK or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such ten-year period, BKK shall, prior to such disposition, give ELL a reasonable opportunity, at ELL's expense, to segregate and remove such books and records as ELL may select.

        14.4    Entire Agreement; Amendments.    This Agreement, the Bunkatsu Agreement, and the Exhibits and Schedules referred to herein and therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by the parties hereto. ELL and BKK agree that the references to a separate agreement by the parties in Section 6.1(3) and Article 12 of the Bunkatsu Agreement refer solely to this Agreement.

        14.5    Interpretation.    Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

        14.6    Waivers.    Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        14.7    Expenses.    Each party will pay all costs and expenses as set forth on Schedule 14.7.

        14.8    Partial Invalidity.    Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof unless such a construction would be unreasonable.

        14.9    Execution in Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

        14.10    Choice of Law and Forum.    This Agreement shall be governed by and construed and enforced in accordance with the substantive laws (except for any otherwise applicable conflicts of law provisions) of the State of Illinois and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Illinois. Subject to Article XII, any lawsuit arising from or related to this Agreement, or any other agreement entered into in connection herewith, shall be brought only in the United States District Court for the Northern District of Illinois, the Circuit Court of Lake County, Illinois, the United States District Court for the Central District of California or the Superior Court of Orange County, California, and the specific choice from among the foregoing shall be determined by the party initiating such lawsuit. To the extent permissible by law, the parties hereby consent to the jurisdiction and venue of such courts. Each party hereby waives, releases and agrees not to assert, and agrees to cause its Affiliates to waive, release and no to assert, any rights such party or its Affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement, or any other agreement entered into in connection herewith, as governed by Illinois law.

        14.11    Survival of Obligations.    All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

        14.12    Confidentiality.    Each of the Baxter Parties and Edwards Parties shall use reasonable efforts, consistent with its standard policies with respect to the preservation and disclosure of confidential information concerning itself, to keep confidential and, without the prior written consent of the party to whom the information relates, not to disclose to any Person, nor exploit commercially for its own purposes, any information obtained relating to the subject matter or performance of this Agreement; provided, however, that any Baxter Party and Edwards Party may each disclose such information (i) to their Affiliates for any purpose reasonably incidental to the purposes of this Agreement and (ii) as is required to be disclosed by law, legal process or the requirements of any stock exchange. Anything to the contrary contained in the foregoing notwithstanding, the provisions of Section 14.12 shall not apply to information:

            (i)  acquired from a third party who is not bound by an obligation of confidentiality with the disclosing party;

          (ii)  which, prior to or after the date of this agreement, any Baxter Party and Edwards Party jointly decide to disclose in writing; or

          (iii)  which is or becomes within the public domain (otherwise than through the fault of the recipient party).

        14.13    Non-waiver of Claims.    The parties acknowledge and agree that the parties are currently disputing certain matters in respect of, and may have certain claims under, various other agreements between the parties. The parties agree to resolve any such disputes and claims outside of this Agreement. The parties acknowledge and agree that neither the execution nor consummation of this Agreement shall, in any way, be construed as an admission of any kind, or as compromising or otherwise affecting the position of any party in any such dispute, or preclude any party from continuing to assert against the other party any and all of its rights with respect to any such claims.

        14.14    Currency.    All payments under this Agreement shall be denominated in Japanese Yen.

* * * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BAXTER LIMITED

By:
Name: Kyoji Hoshikawa Title: Representative Director
BAXTER HOLDINGS LIMITED

By:
Name: Kyoji Hoshikawa Title: Director
EDWARDS LIFESCIENCES LIMITED

By:
Name: Takashi Tsumori Title: Representative Director
EDWARDS LIFESCIENCES AG

By:
Name: Peter Wiget Title: Chairman
By:
Name: Kieran J. Tuite Title: Director

QuickLinks

KAISHA BUNKATSU AND STOCK PURCHASE AGREEMENT
KAISHA BUNKATSU AND STOCK PURCHASE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II BUNKATSU ASSETS AND BUNKATSU LIABILITIES
ARTICLE III KAISHA BUNKATSU OF THE JAPANESE EDWARDS BUSINESS
ARTICLE IV SALE AND PURCHASE OF COMMON STOCK
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII TERMINATION OF OPTION AGREEMENT AND TK AGREEMENT
ARTICLE VIII TERMINATION OF AGREEMENT
ARTICLE IX EMPLOYEES AND EMPLOYEE BENEFIT MATTERS
ARTICLE X INSURANCE MATTERS
ARTICLE XI INDEMNIFICATION
ARTICLE XII DISPUTE RESOLUTION
ARTICLE XIII INTELLECTUAL PROPERTY
ARTICLE XIV GENERAL PROVISIONS